Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

GasLog Ltd.,

GEPIF III Crown Bidco L.P.

and

GEPIF III Crown MergerCo Limited

Dated as of February 21, 2021

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ii

Exhibit A         Statutory Merger Agreement
Exhibit B          Surviving Company Bye-Laws
Exhibit C          Surviving Company Board

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 21, 2021, among GasLog Ltd., a Bermuda exempted company (the “Company”), GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“Parent”), and GEPIF III Crown MergerCo Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.12.

WHEREAS the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement and in accordance with the Bermuda Companies Act, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS the Board of Directors of the Company (the “Company Board”) (a) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement and the Transactions and (b) resolved not to approve or implement any transaction of the type contemplated by this Agreement without the prior recommendation of the Special Committee;

WHEREAS the Special Committee has unanimously (a) determined that (i) the Merger Consideration constitutes fair value for each common share, par value $0.01 per share, of the Company (each, a “Common Share”) and (ii) the conversion of each share of the Company’s 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share (the “Preference Shares”) into a Surviving Company Preference Share constitutes fair value for each such Preference Share, in each case, in accordance with the Bermuda Companies Act, (b) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company, the Public Shareholders and the holders of Preference Shares and (c) recommended that the Company Board (i) approve this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, and (ii) subject to Section 5.02, recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Public Shareholders and the holders of Preference Shares (this clause (c), the “Special Committee Recommendation”);

WHEREAS the Company Board, acting upon the Special Committee Recommendation, has unanimously (a) determined that (i) the Merger Consideration constitutes fair value for each Common Share and (ii) the conversion of each Preference Share into a Surviving Company Preference Share constitutes fair value for each Preference Share, in each case, in accordance with the Bermuda Companies Act, (b) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company, the Public Shareholders, the Rolling Shareholders and the holders of Preference Shares, (c) approved this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, and (d) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Public Shareholders and the holders of Preference Shares (this clause (d), the “Company Board Recommendation”);

WHEREAS the general partner of Parent (the “Parent GP”) has, and the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously, (a) determined that this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interest of, Parent and Merger Sub and (b) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS as promptly as practicable following the execution of this Agreement, Parent will execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving the Merger, this Agreement and the Statutory Merger Agreement (the “Merger Sub Shareholder Approval”);

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Global Energy & Power Infrastructure Fund III, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”), is entering into the Guarantee with respect to the obligations of Parent to pay the Parent Termination Fee and any amounts required pursuant to Section 7.03(e), subject to the limitations set forth therein;

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Blenheim Holdings Ltd., Olympic LNG Investments Ltd., Blenheim Special Investments Holding Ltd., Falconera Navigation Inc., Chiara Holdings Inc., Maple Tree Holdings Ltd., Ash Tree SA, Acer Tree SA, Thatcher Investments Limited, Eleanor Investments Holdings, Nelson Equity Limited and JP Jones Holdings Limited (collectively, the “Rolling Shareholders”) are entering into a share rollover agreement (as may be amended or modified in accordance with its terms, the “Rollover Agreement”), pursuant to which the Rolling Shareholders will agree, subject to the terms and conditions set forth therein (a) that their Common Shares and Preference Shares will remain outstanding as Surviving Company Shares and Surviving Company Preference Shares, respectively, immediately following, and otherwise not be affected by, the Merger and (b) to vote or cause to be voted any Common Shares and Preference Shares beneficially owned by them in favor of adopting this Agreement and any other actions contemplated hereby in respect of which approval of the Company’s shareholders is requested; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.           Merger.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to and in accordance with

Section 104H of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

SECTION 1.02.          Merger Effective Time.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application.  The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger.  The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (such time, the “Effective Time”).

SECTION 1.03.         Effects of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act.

SECTION 1.04.         Memorandum of Association and Bye-Laws of the Surviving Company.  At the Effective Time, (a) the memorandum of association of the Company as in effect immediately prior to the Effective Time, as set forth in Annex A to the Statutory Merger Agreement shall be the memorandum of association of the Surviving Company and (b) the bye-laws of the Surviving Company shall be in the form of such document set forth in Annex B to the Statutory Merger Agreement and Exhibit B to this Agreement (collectively, the “Surviving Company Organizational Documents”).  Such Surviving Company Organizational Documents shall thereafter be the memorandum of association and bye-laws of the Surviving Company until changed or amended as provided therein or the Shareholder Agreement or pursuant to applicable Law.

SECTION 1.05.         Board of Directors and Officers of Surviving Company.  The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Company; provided that any such directors who are not set forth in Exhibit C shall as promptly as practicable following the date of this Agreement provide resignations from the board of the Surviving Company that are contingent upon the Closing occurring and that are effective as of immediately after the Effective Time.  The parties hereto shall take all such actions necessary such that, immediately following the Effective Time, the persons set forth in Exhibit C shall become the sole directors of the Surviving Company.  Each such director shall hold his or her office until the earlier of his or her resignation or removal or until his or her successor is elected and qualified, as the case may be, in each case in accordance with the Surviving Company Organizational Documents or the Shareholder Agreement.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are elected or appointed and qualified, as the case may be, in each case in accordance with the Surviving Company Organizational Documents or the Shareholder Agreement.

SECTION 1.06.         Closing.  The closing (the “Closing”) of the Merger shall take place either (a) remotely by telephone and electronic communication or (b) physically at the offices of Appleby (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, in each case at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be on the third business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent; provided, however, that if on the date on which the Required Shareholder Approvals have been obtained there are any conditions set forth in Article VI that have not been satisfied or waived at least twelve business days prior to such date (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall occur on the 12th business day following the first date on which all such other conditions are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or such other place, time and date as shall be agreed to in writing by the Company and Parent; provided, further, that Parent and Merger Sub shall use commercially reasonable efforts to minimize or eliminate any such delay, including by accessing any credit facilities of the Guarantor, if any, that have sufficient available capacity to borrow the Merger Consideration.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

Effect on the Share Capital of the Constituent Entities;
Payment of Consideration

SECTION 2.01.           Effect of Merger on the Share Capital of Merger Sub and the Company.  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any equity thereof:

(a)  Share Capital of Merger Sub.  Each common share, par value $1.00 per share, of Merger Sub (each, a “Merger Sub Share”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become a number of authorized, validly issued, fully paid and nonassessable common shares, par value $0.01 per share, of the Surviving Company (the “Surviving Company Shares”) equal to (i) the number of Common Shares outstanding immediately prior to the Effective Time (other than Hook Shares and Rollover Shares) divided by (ii) the number of Merger Sub Shares issued and outstanding as of immediately prior to the Effective Time.

(b)  Cancelation of Treasury Shares; Treatment of Shares Held by Company Subsidiaries. All Common Shares that are owned by the Company as treasury shares shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor.  Each Common Share issued and outstanding immediately prior to the Effective Time and owned by any direct or indirect wholly owned Subsidiary of the Company (each, a “Hook Share”) shall not represent the right to receive the Merger Consideration and shall instead remain outstanding as one authorized, validly issued, fully paid and nonassessable Surviving Company Share.

(c)  Treatment of Rollover Shares.  In accordance with the Rollover Agreement, each Common Share issued and outstanding immediately prior to the Effective Time and owned by, without duplication, (i) any Rolling Shareholder or (ii) any of Bruce Blythe, Jean Haramis, Monhegetti Transport Inc., Dimitris Kolias and Stray Shipping Investments (the “Additional Rolling Shareholders”, it being understood in order for Common Shares owned by Additional Rolling Shareholders to qualify as Rollover Shares, such Additional Rolling Shareholders shall transfer each Common Share that is intended to be a Rollover Share in accordance with the Rollover Agreement to the Rolling Shareholder contemplated by the Rollover Agreement prior to the record date for the Company Shareholders Meeting) (each, a “Rollover Share” and collectively, the “Rollover Shares”) shall not represent the right to receive the Merger Consideration and shall remain outstanding as one authorized, validly issued, fully paid and nonassessable Surviving Company Share.

(d)  Conversion of Common Shares.  Subject to Sections 2.01(b), 2.01(c) and 2.04, each Common Share that is issued and outstanding immediately prior to the Effective Time, other than (x) any Rollover Share or (y) any Hook Share, shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash equal to $5.80, without interest (the “Merger Consideration”).  Subject to Section 2.04, as of the Effective Time, all such Common Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time evidenced any such Common Shares (each, a “Certificate”) or (ii) any such Common Shares that were uncertificated and represented by book-entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (less any applicable withholding Taxes) pertaining to the Common Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b) and the right to receive dividends and other distributions in accordance with this Article II, in each case without interest. For the avoidance of doubt, the term “Certificate” shall not be deemed to include any certificate evidencing any Rollover Shares or Hook Shares and the term “Book-Entry Share” shall not be deemed to include any Rollover Shares or Hook Shares that are represented by book-entry.

(e)  Preference Shares.  Subject to Section 2.04,  each Preference Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preference share of the Surviving Company (the “Surviving Company Preference Shares”) and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the certificate of designations of such Preference Shares, which certificate of designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

SECTION 2.02.           Exchange Fund.

(a)  Paying Agent.  Not less than ten business days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II (such aggregate Merger Consideration to be calculated assuming there shall be no Dissenting Shares) and, in connection therewith, Parent and the Company shall enter into an agreement with the Paying Agent at or prior to the Closing Date in a form reasonably acceptable to Parent and the Company.  At or prior to the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”).  Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion.  Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Common Shares to receive the Merger Consideration in accordance with this Article II.  Except as directed by Parent, the Exchange Fund shall not be used for any purpose other than the payment to holders of Common Shares of the Merger Consideration or payment to the Surviving Company as contemplated in this Section 2.02.

(b)  Letter of Transmittal; Exchange of Common Shares.  As soon as practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal (which (i) shall specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and (ii) shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates may receive the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II.  Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates, and without any action by any holder of record of Book-Entry Shares, the Paying Agent shall deliver to such holder (other than any holder of Common Shares representing Dissenting Shares), (A) in the case of Book-Entry Shares, a notice of the effectiveness of the Merger and (B) cash in an amount (subject to Section 2.02(g)) equal to the number of Common Shares represented by such Certificate or Book-Entry Shares immediately prior to the Effective Time multiplied by the Merger Consideration to which such holder is entitled under this Article II, and such Certificates or Book-Entry Shares shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a

Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company and Parent that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable.  Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.04, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Common Shares formerly represented by such Certificate or Book-Entry Share as contemplated by this Article II.  No interest shall be paid or shall accrue on the Merger Consideration payable with respect to Common Shares pursuant to this Article II.

(c)  Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Company or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration as contemplated by this Article II.

(d)  Termination of Exchange Fund.  At any time, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Common Shares, and thereafter such former holders shall be entitled to look only to the Surviving Company for, and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Common Shares that such former holders have the right to receive pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(f)  Transfer Books; No Further Ownership Rights in Common Shares.  The Merger Consideration paid in respect of each Common Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.04 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Common Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares that were issued and outstanding immediately prior to the Effective Time (other than with respect to any Common Shares that remain outstanding pursuant to Section 2.01(b) or Section 2.01(c)).  From and after the Effective Time, the holders of Common Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Common Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)  Withholding Taxes.  Merger Sub, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986 (the “Code”), or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.03.          Company Awards.

(a)  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company Option and each Company SAR, in each case, that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Shares subject to such Company Option or Company SAR multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share or base price per share, as applicable, of such Company Option or Company SAR; provided that, if the exercise price per share or base price per share, as applicable, of such Company Option or Company SAR is equal to or greater than the Merger Consideration, then such Company Option or Company SAR shall automatically be canceled for no consideration.

(b)  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Common Shares subject to such Company RSU Award.

(c)  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, each Company PSU Award that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Common Shares subject to such Company PSU Award determined based on the achievement of applicable performance goals at target levels.

(d)  Promptly following the Effective Time (but in any event, no later than the end of the first regular payroll cycle commencing following the Effective Time), the Surviving Company shall pay to the holders of Company Awards, through its payroll systems, any amounts due, less applicable Tax withholdings, pursuant to this Section 2.03.

SECTION 2.04.           Shares of Dissenting Holders.

(a)  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Dissenting Shares shall automatically be canceled (but shall not entitle their holders to receive the Merger Consideration) and, without any further action on the part of the Company, Merger Sub or the holder of such Dissenting Share, automatically be converted into the right to receive the fair value of such Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) from, subject to Section 2.04(e), the Surviving Company by payment to the holder of the Dissenting Shares made within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure.

(b)  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all holders of Dissenting Preference Shares shall, unless otherwise required by applicable Law, be entitled to retain such Dissenting Preference Shares, and any holder of Dissenting Preference Shares shall, in the event that the fair value of a Dissenting Preference Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act is greater than the value of such Surviving Company Preference Shares, be entitled to receive such difference (the “Additional Amount”), in addition to the Surviving Company Preference Shares from the Surviving Company.

(c)  In the event that a holder of Dissenting Shares or Dissenting Preference Shares fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), then (i) in the case of Dissenting Shares, such holder shall have no other rights with respect to such Dissenting Shares, other than the right to receive the Merger Consideration as contemplated by Section 2.01 and (ii) in the case of Dissenting Preference Shares, such holder shall have no other rights with respect to such Dissenting Preference Shares other than to receive an equivalent number of Surviving Company Preference Shares.

(d)  The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Dissenting Preference Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communications received by the Company or its Representatives in connection with the foregoing and (B) to the extent the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares or Dissenting Preference Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.  Payment of any Additional Amount payable to holders of Dissenting Shares or Dissenting Preference Shares shall be the obligation of the Surviving Company.

(e)  The Exchange Fund shall be available to fund payments of the Appraised Fair Value up to the amount of the Merger Consideration to holders of Dissenting Shares.

SECTION 2.05.          Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Common Shares shall have been changed into a different number of Common Shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection), (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC on or after January 1, 2019 and prior to the date of this Agreement by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (C) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC on or after January 1, 2019 and prior to the date of this Agreement by the Partnership and publicly available prior to the date of this Agreement (the “Filed Partnership SEC Documents” and, together with the Filed Company SEC Documents, the “Filed SEC Documents”), other than, in the case of clauses (B) and (C), disclosure contained in any such Filed SEC Documents under the headings “Risk Factors” or “Cautionary Statements About Forward Looking Statements” or similar headings, or disclosure of any risks generally faced by participants in the industries in which the Company and the Partnership, as applicable, operates, in each case without disclosure of specific facts and circumstances (it being understood that clause (B) and clause (C) shall not be applicable to the representations and warranties set forth in Section 3.02, Section 3.03 and Section 3.06(b)):

SECTION 3.01.          Organization; Standing.

(a)  The Company is an exempted company duly organized, existing and in good standing under the Laws of Bermuda. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  A true and complete copy of each of the Company Organizational Documents is included in the Filed Company SEC Documents. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents.

(b)  Each of the Company’s Subsidiaries is duly incorporated or organized, existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by such Subsidiary or the character or location of the properties and assets owned or leased by such Subsidiary makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete copy of the organizational documents of each of the Company’s Subsidiaries (other than the Partnership) has been made available to Parent prior to the date hereof. A true and complete copy of each of the organizational documents of the Partnership is included in the Filed Partnership SEC Documents.

SECTION 3.02.           Capitalization.

(a)  The authorized share capital of the Company consists of 500,000,000 shares with a par value of $0.01 per share.  At the close of business on February 17, 2021 (the “Capitalization Date”), (i) 95,393,126 Common Shares were issued and outstanding, (ii) 4,600,000 Preference Shares were issued and outstanding, (iii) 200,314 Common Shares were held by the Company as treasury shares or held by its Subsidiaries, (iv) 1,989,947 Common Shares were issuable in the aggregate in respect of outstanding Company Options, with a weighted average exercise price of $13.49, (v) 462,531 Common Shares were issuable in respect of outstanding Company SARs, (vi) 642,637 Common Shares were issuable in respect of outstanding Company RSU Awards and (vii) 501,444 Common Shares were issuable in respect of outstanding Company PSU Awards (assuming attainment of all applicable performance goals at target levels for payout and in settlement in Common Shares).  Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Company Awards that were outstanding on the Capitalization Date and included in the preceding sentence, neither the Company nor any of its Subsidiaries has issued any Company Securities.

(b)  Except as set forth in, or as contemplated by the last sentence of, Section 3.02(a), as of the date of this Agreement, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscriptions, options, warrants, calls, phantom equity rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (collectively, “Company Rights”, and the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”) and (iv) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Company Awards, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  Except as described in this Section 3.02(b), no direct or indirect Subsidiary of the Company owns any Common Shares.  None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition or voting with respect to any Company Securities.  Except as set forth in Section 3.02(b) of the Company Disclosure Letter, no holder of Company Securities has any right to have such Company Securities registered by the Company.  All issued and outstanding Common Shares and Preference Shares have been authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The Common Shares and Preference Shares are the only issued and outstanding classes of equity securities of the Company registered under the Exchange Act.

(c)  Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of the Company, and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each of the other Subsidiaries of the Company.  All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (other than the Partnership and its Subsidiaries) are owned, directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens, except for Permitted Liens, and transfer restrictions, other than transfer restrictions of general applicability, as may be provided under the Securities Act of 1933 and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each issued and outstanding share capital or share of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscription rights, options, warrants, anti-dilutive rights, rights of first refusal or similar rights, calls, contracts or other commitments that obligate the Company or any Subsidiary of the Company to issue (other than to the Company or any Subsidiary of the Company) any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights (to Persons other than the Company or any Subsidiary of the Company) with respect to any securities of any Subsidiary of the Company.

(d) All grants of Company Awards were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Company Share Plan and applicable Law, including the applicable requirements of the New York Stock Exchange.  The Company has provided Parent with a complete and correct list, as of the date of this Agreement, of (i) each outstanding Company Option and Company SAR including the date of grant, exercise price, vesting schedule and number of shares of Common Shares subject thereto and (ii) each Company RSU Award and Company PSU Award, including the date of grant, vesting schedule and number of Common Shares thereof (assuming achievement of the target level of performance at the end of the applicable performance period).

(e)  Section 3.02(e) of the Company Disclosure Letter sets forth, as of the date hereof, any joint venture, partnership or other similar arrangement or other entity in which the Company has an equity interest (other than a Subsidiary of the Company) (each a “Joint Venture Entity” and collectively the “Joint Venture Entities”), including for each Joint Venture Entity, (i) the name and jurisdiction of formation of such Joint Venture Entity and (ii) the percentage ownership interests of such Joint Venture Entity held directly or indirectly by the Company.  All of the shares of capital stock of, or other equity or voting interests in a Joint Venture Entity that is owned, directly or indirectly, beneficially and of record, by the Company or its Subsidiaries, are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens, other than Permitted Liens, and transfer restrictions other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

(f)  Section 3.02(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each Rolling Shareholder and Additional Rolling Shareholder and the amount of Rollover Shares held by each such Rolling Shareholder and each such Additional Rolling Shareholder.

(g) Section 3.02(g) of the Company Disclosure Letter contains a true, correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries and identifies for each item of indebtedness, the outstanding principal and the accrued but unpaid interest thereunder as of the date of this Agreement.

SECTION 3.03.          Authority; Noncontravention; Voting Requirements.

(a)  The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Required Shareholder Approvals, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been unanimously authorized and approved by the Company Board (acting upon the Special Committee Recommendation), and, except for obtaining the Required Shareholder Approvals and Governmental Approvals, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws, now or hereafter in effect, of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)  The Special Committee, at a meeting duly called and held, has unanimously (i) determined that (A) the Merger Consideration constitutes fair value for each Common Share and (B) the conversion of each Preference Share into a Surviving Company Preference Share constitutes fair value for each Preference Share, in each case, in accordance with the Bermuda Companies Act, (ii) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company, the Public Shareholders and the holders of Preference Shares and (iii) made, subject to Section 5.02, the Special Committee Recommendation, and, as of the date of this Agreement, such Special Committee Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(c)  The Company Board (upon the unanimous recommendation of the Special Committee) has unanimously (i) determined that (A) the Merger Consideration constitutes fair value for each Common Share and (B) the conversion of each Preference Share into a Surviving Company Preference Share constitutes fair value for each Preference Share, in each case, in accordance with the Bermuda Companies Act, (ii) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company, the Public Shareholders, the Rolling Shareholders and the holders of Preference Shares, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to make the Company Board Recommendation, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Required Shareholder Approvals, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the Governmental Approvals and the Required Shareholder Approvals are obtained, the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in each case prior to the Effective Time, (w) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which the Company or its Subsidiaries, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which the Company or any of its Subsidiaries is bound or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)  The affirmative vote (in person or by proxy) of (i) the holders of a majority of the voting power of the outstanding Common Shares and Preference Shares entitled to vote thereon, voting together as a single class (and with each Preference Share carrying a single vote), at a Company Shareholders Meeting at which there are two or more Persons present in person throughout such meeting and representing in person or by proxy in excess of 50% of the Common Shares and the Preference Shares, taken together, that are entitled to vote thereat and (ii) the holders of a majority of the Common Shares held by the Public Shareholders and present (in person or by proxy) at the Company Shareholders Meeting (clauses (i) and (ii), the “Required Shareholder Approvals”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement are the only votes or approvals of the holders of any class or series of share capital or capital stock of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

SECTION 3.04.        Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Schedule 13E-3 (including the Proxy Statement therein), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) Consents, filings, declarations or registrations as are required to be made or obtained under any applicable Antitrust Laws, (e) a notification submitted to the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company following the Effective Time and (f) compliance with any applicable state securities or blue sky laws (collectively, the “Governmental Approvals”), no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.            Company SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)  The Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company as a “foreign private issuer” (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to the Company SEC Documents.

(b)  The Company’s 2019 Form 20-F contains the following financial statements: the Company’s audited consolidated (i) statements of financial position as of December 31, 2018 and 2019, (ii) statements of profit or loss for the years ended December 31, 2017, 2018 and 2019, (iii) statements of comprehensive income or loss for the years ended December 31, 2017, 2018 and 2019, (iv) statements of changes in equity for the years ended December 31, 2017, 2018 and 2019 and (v) statements of cash flows for the years ended December 31, 2017, 2018 and 2019. The Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 10, 2020 contains the Company’s unaudited condensed consolidated (i) statements of financial position as of December 31, 2019 and September 30, 2020, (ii) statements of profits or loss for the three and nine months ended September 30, 2019 and 2020, (iii) statements of comprehensive income or loss for the three and nine months ended September 30, 2019 and 2020, (iv) statements of changes in equity for the nine months ended September 30, 2019 and 2020 and (v) statements of cash flows for the nine months ended September 30, 2019 and 2020. The financial statements referenced in the prior two sentences (including all related notes or schedules thereto) are referred to as the “Company Financial Statements.” The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the consolidated results of operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end adjustments, none of which has been or would be, individually or in the aggregate, reasonably be expected to be material to the Company or its consolidated Subsidiaries, taken as a whole), and such Company Financial Statements have been prepared in all material respects in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) (except, in the case of unaudited financial statements, as permitted by the SEC rules and regulations) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).  Since the latest Company Financial Statements, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) and no revaluation of the Company’s assets.

(c)  Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under IFRS, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2019, included in the Company SEC Documents, (ii) incurred after December 31,

2019, in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to the Company.  With respect to each Company SEC Document on Form 20-F, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 or 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)  The information supplied or to be supplied by or on behalf of the Company for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall not, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 13E-3.

(f)  The Company maintains books and records that fairly reflect, in all material respects, the assets and liabilities of the Company and the Company maintains a proper and effective system of accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the reporting of assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(g)  Since January 1, 2019, neither the Company nor any director, officer or accountant (to the extent communicated to the Company) thereof, has received any material complaint, allegation, assertion or claim, whether written or oral, that (i) the Company has engaged in illegal or fraudulent accounting practices, (ii) there are any significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company which have materially and adversely affected the ability of the Company to record, process, summarize and report financial data or (iii) there is any fraud, whether or not material, involving management or other employees that was reported to the Company Board or management of the Company.

(h)  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar

Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(i)   The minute books of the Company are accurate and complete in all material respects, except for minutes which are in draft form and are being finalized in accordance with the Company’s customary practice, and contain records of all corporate action taken by the Company’s shareholders, the Company Board and committees of the Company Board, respectively, since January 1, 2019 and no material corporate action has been taken since such date for which minutes have not been prepared and are not contained in such minute books, other than as may be set forth in minutes which are in draft form and are being finalized in accordance with the Company’s customary practice. A true and complete copy of such minute books have been made available to Parent, other than those records which involve documents or information relating to the evaluation or negotiation of this Agreement or the Transactions or any similar transaction.

SECTION 3.06.           Absence of Certain Changes.  (a) From September 30, 2020 through the date of this Agreement except for (i) the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement and (ii) the announced review of the Partnership’s business and strategic alternatives, and any discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business (other than commercially reasonable actions taken by the Company and its Subsidiaries outside of the ordinary course of business in response to actual or anticipated changes or developments resulting from COVID-19 or any COVID-19 Measures), (b) since September 30, 2020, there has not been any Material Adverse Effect and (c) from January 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have required the prior consent of Parent under Section 5.01(b) had the restrictions thereunder been in effect since January 1, 2021.

SECTION 3.07.          Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries (in their capacity as such) or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

SECTION 3.08.           Compliance with Laws; Permits.

(a)  The Company and each of its Subsidiaries are, and have been since January 1, 2019, (i) in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules and regulations (collectively, “Laws”), Judgments and Permits, in each case, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) have not received from any Governmental Authority any written or, to the Knowledge of the Company, oral, notice or communication of any noncompliance with any such Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Venture Entities, hold all valid licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of their respective businesses as each such business is currently conducted, including in relation to the operation of any Vessels (collectively, “Permits”), except (x) for those Permits that are the responsibility of the counterparties to obtain pursuant to the forms of any charter agreements or (y) where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The operation of the business of the Company and each of its Subsidiaries as currently conducted is not, and has not been since January 1, 2019, in violation of, nor are the Company or any of its Subsidiaries in default or violation under, any Permits and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any terms, condition or provision of any Permit, except where such default or violation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.09.           Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are in violation, or since January 1, 2016 have been in violation, of any Anti-Bribery Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries, their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees or agents, acting on behalf of the Company or any of its Subsidiaries, has made or caused to be made any Payments, (i) to or for the use or benefit of any Government Official, (ii) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, in violation of Anti-Bribery Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has policies, procedures and controls that are reasonably designed to provide reasonable assurances that violations of Anti-Bribery Laws will be prevented, detected and deterred.

(b)  Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective employees or agents, or other Persons acting on behalf of any of them, is the subject or target of any sanctions or trade embargoes imposed, enforced or administered by the Office of Foreign Assets Control of the United States Treasury Department, the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, the European Union, and the United Kingdom (collectively, “Economic Sanctions”), and does not make any sales to or engage in business activities with or for the benefit of any Persons or jurisdictions that are the subject or target of any Economic Sanctions that would cause any Person to be in violation of any Economic Sanctions.  None of the Company or any of its Subsidiaries has taken any action that would, or would reasonably be expected to, constitute a material violation of any Economic Sanctions.

(c)  No legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of the Company, investigation, by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to Money Laundering Laws, Anti-Bribery Laws or Economic Sanctions is pending or, to the Knowledge of the Company, threatened.

SECTION 3.10.          Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them.  All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due have been timely and fully paid (whether or not showed to be due on a Tax Return), other than any such Taxes that are being contested in good faith or have been adequately reserved against in accordance with IFRS.

(b)  As of the date of this Agreement, the Company has not received written notice of any pending or, to the Knowledge of the Company, threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the Company or any of its Subsidiaries currently does not file Tax Returns in that that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return in such jurisdiction.

(c)  The Company and each of its Subsidiaries has timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third-party.

(d)  The Company and each of its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e)  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(g)  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h)  Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes).

(i)   To the Knowledge of the Company, the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing or (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date.

(j)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement other than (i) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (ii) customary Tax indemnification provisions in Contracts the primary purpose of which does not relate to Taxes.

(k)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011‑4(b)(2).

(l)   The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(m)  The Company is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Neither the Company nor the Partnership is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n)  The Company has, for the Tax year beginning January 1, 2018 through the Tax year beginning January 1, 2020, been eligible to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code and the Company has complied in all material respects with the provisions of Section 883 of the Code and the Treasury Regulations issued thereunder for such applicable years.

SECTION 3.11.           Employee Benefits.

(a)  Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan as of the date of this Agreement and specifies whether any such Company Plan is a Foreign Plan.  With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy; provided that the Company shall take all steps reasonably necessary that would allow for the delivery of such documents (which may include, without limitation, anonymizing personally identifiable information); (ii) any current related trust agreements or insurance contracts, actuarial reports or financial statements; (iii) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such Company Plan; and (iv) any document issued by a Governmental Authority relating to any material compliance issues or the satisfaction of law necessary to obtain favorable tax treatment.

(b)  Each Company Plan has been administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened Action relating to the Company Plans, other than routine claims for benefits.

(c)  Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  (i) Each Foreign Plan and related trust, if any, complies in all material respects with and has been administered in material compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved and (B) each Foreign Plan intended to qualify for special tax treatment meets all the requirements for such treatment.  Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, all Foreign Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(e)   Neither the Company nor its ERISA Affiliates has ever maintained or contributed to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).  “ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(f)   Except (i) as required under applicable Law, (ii) for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) where the costs are borne solely by the participant (or his or her dependents or beneficiaries), no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(g)  Except as set forth on Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement, nor the consummation of the Transactions may, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or other amounts due to any director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (v) require a “gross-up,” indemnification for, or payment to any individual for, any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

SECTION 3.12.           Labor Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (b) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries pending or threatened against the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any labor or similar organization, (c) no approvals of any works council, labor union or similar organization are required under applicable Law or collective bargaining agreement in connection with the execution or delivery of this Agreement or any of the other Transaction Agreements, or the consummation of the Transactions, (d) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries, (e) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (f) each of the Company and its Subsidiaries is in compliance with all applicable Laws regarding labor and unfair labor practices, employment and employment practices, and terms and conditions of employment.

SECTION 3.13.           Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources or imposing liability or standards of conduct concerning the use, handling, storage or management of any hazardous or toxic materials (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice of violation, claim, settlement or order since January 1, 2019 alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and each of its Subsidiaries possesses and is, and has been since January 1, 2019, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses as currently conducted (“Environmental Permits”), (c) there has been no known or threatened Release of any Hazardous Materials for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (d) there are no Liens or Actions under or pursuant to any Environmental Law or Environmental Permit that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (e) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are outstanding obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (f) the Company has delivered or otherwise made available for inspection to Parent and its Representatives prior to the date of this Agreement true, complete and correct copies of any written environmental reports, audits, and site assessments completed since January 1, 2019 in the possession of the Company or any of its Subsidiaries pertaining to (i) any unresolved liabilities under Environmental Law, (ii) any Release of Hazardous Materials by the Company or any of its Subsidiaries or at any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 3.14.           Intellectual Property.

(a)  The Company does not own any material Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own, possess or have sufficient rights to use all Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.14(a) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.14(c).  All Intellectual Property that is owned by the Company or any of its Subsidiaries that is registered or issued is subsisting and, to the Knowledge of the Company, valid and enforceable, and there are no pending legal or administrative proceedings, suits, arbitrations or actions involving the Company or any of its Subsidiaries in which the validity or enforceability of any such Intellectual Property is being challenged or contested.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2019, in compliance with all of the Company’s publicly posted privacy policies and all applicable Laws relating to data protection or the privacy, security, collection, use and disclosure of “personally identifiable information”.

(e) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the integrity and operation of their information technology systems, computers, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, there has been no unauthorized access to or use or breach of any such systems or equipment (or any software, information or data stored thereon).

SECTION 3.15.          Anti-Takeover Provisions.  Except for the provisions of Section 106(6) of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares and the right of holders of Preference Shares to require appraisal of their Preference Shares pursuant to the Bermuda Companies Act, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

SECTION 3.16.          Contracts.

(a)  Except for (A) this Agreement and (B) each Contract filed as an exhibit to the Filed SEC Documents, Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans), whether or not scheduled and including any such Contract entered into after the date hereof that:

(i)           is required to be filed as an exhibit to the Company’s Annual Report on Form 20-F pursuant to Instruction 4 under “Instructions as to Exhibits” of Form 20-F;

(ii)         relates to the formation or management of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, including any Joint Venture Entity, but excluding any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;

(iii)       under which the Company or any of its Subsidiaries has directly or indirectly incurred or guaranteed or assumed indebtedness for borrowed money of another Person (other than any wholly owned Subsidiary of the Company), in each case having an outstanding or committed amount in excess of $2 million individually or $10 million in the aggregate;

(iv)        has been entered into since January 1, 2019, and involves the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business or any assets (other than, in each case, any Vessels), in each case, for aggregate consideration under such Contract in excess of $5 million (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, equipment, products, properties or other assets in the ordinary course of business or dispositions of supplies, equipment, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries, other than, in each case, any Vessels);

(v)       contains provisions that prohibit the Company or any of its Affiliates during any period of time from competing or engaging in any line of business or prevent the Company or any Affiliate of the Company from entering any territory, market or field or freely engaging in business anywhere in the world, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 60 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(vi)       (A) is between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries or any Person beneficially owning 10% or more of the outstanding Common Shares, on the other hand or (B) is required to be disclosed pursuant to Item 7.B. of Form 20-F;

(vii)      is a ship-sales, memorandum of agreement, bareboat charter or other vessel acquisition or construction Contract entered into since January 1, 2018 for (A) vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, the Company or any of its Subsidiaries (“Newbuildings”) or (B) second hand vessels, in each case contracted for by the Company or any of its Subsidiaries;

(viii)    has otherwise been entered into since January 1, 2018 with respect to Newbuildings of the Company or any of its Subsidiaries and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(ix)        contains any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than the Company and its Subsidiaries with respect to any material goods or services purchased or sold by the Company or its Subsidiaries and that would bind Parent or any of its Subsidiaries following the Closing Date;

(x)         is with any third-party which provides operating and maintenance, asset management or other similar project-level services to the Company or any of its Subsidiaries, that involved payments by the Company or any of its Subsidiaries during either of the years ended December 31, 2019 or December 31, 2020 in excess of $5 million in the aggregate for each such year;

(xi)         is any lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any interests in real property;

(xii)       would reasonably be expected to provide for the payment by the Company of more than $5 million for the year ending December 31, 2021 that is not terminable at will by the Company or any of its Subsidiaries (or by Parent and the Surviving Company following the Closing Date) on less than 60 days’ notice without payment by the Company or any Subsidiary of the Company of any penalty;

(xiii)      is any material settlement or compromise of any Action relating to the Company or any of its Subsidiaries that would materially and adversely impact the business currently being conducted by the Company or any of its Subsidiaries at or following the Closing Date;

(xiv)       is any currency, interest rate or other hedge, swap or other derivative Contract;

(xv)        is a revenue-generating Contract with a Significant Customer;

(xvi)       is a pool arrangement or management agreement with respect to any Vessel;

(xvii)      requires capital expenditures in excess of $2 million individually or $15 million in the aggregate;

(xviii)     is a collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)       is a Contract with a third-party for the charter of any Vessel with a term of greater than 6 months (taking into account any extension options), other than those Contracts disclosed pursuant to clause (xv) above; or

(xx)         is a material Contract for which the primary purpose is a license or grant of other rights in or to use Intellectual Property that is material to the business of the Company and its Subsidiaries.

(b)  True and complete copies of each Material Contract (including any amendments thereto) entered into prior to the date of this Agreement have been made available to Parent and Merger Sub.  Each Material Contract is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and is enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries, as applicable, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract and is not in breach of or default under such Material Contract, (ii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract and (iii) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract.  From January 1, 2020 to the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice or, to the Knowledge of the Company, any other notice, from any other party to any Material Contract that it intends to (A) terminate such Material Contract or (B) seek to change, materially and adversely, the terms and conditions of such Material Contract.

SECTION 3.17.         Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or hold policies of insurance with financially sound and reputable insurers, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. All such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, all premiums due have been paid in full, no insurance claim has been disputed or denied by the applicable insurer, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material breach or a material default by any insured thereunder.  The Company and its Subsidiaries have no reason to believe that they will not be able to (a) renew their existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted.

SECTION 3.18.         Opinion of Financial Advisor.  The Special Committee has received the opinion of Evercore Group L.L.C. (“Evercore”), dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the Public Shareholders in the Merger is fair, from a financial point of view, to the Public Shareholders.  The Special Committee has provided such opinion to the Board for the information and benefit of the Board in its capacity as such in connection with its evaluation of the Merger.  It is agreed and understood that such opinion is for the benefit of the Special

Committee and the Board and may not be relied on by Parent or Merger Sub for any purpose.  The Company shall provide to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

SECTION 3.19.          Brokers and Other Advisors.  Except for Evercore, the fees (the aggregate amount of which have been disclosed to Parent or its legal counsel on or prior to the date hereof) and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.20.          Vessels; Maritime Matters.

(a)  Section 3.20 of the Company Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, (i) all vessels wholly owned by the Company or any of its Subsidiaries (the “Wholly Owned Vessels”), (ii) all vessels chartered-in by the Company or any of its Subsidiaries pursuant to charter arrangements (the “Leased Vessels”) or (iii) any other vessels in which the Company or any of its Subsidiaries have an ownership interest (together with the Wholly Owned Vessels and the Leased Vessels, the “Vessels”), including the name, registered owner, capacity (dwt), gross tonnage, year built, classification society, official number, flag state, charterer (and whether such charterer is currently operating in the spot or time charter market) and manager (commercial or technical) of each Vessel.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Vessel is (i) seaworthy, (ii) has been class maintained without any outstanding conditions or recommendations that have not been complied with under the terms thereof, (iii) operated in compliance with all applicable Maritime Guidelines and Laws, (iv) has all national and international operating and trading certificates, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, (v) properly registered in the name of the legal owner under and pursuant to the flag and law of each Vessel’s applicable country of flagship, and, to the Knowledge of the Company, all fees due and payable in connection with such registration have been paid and (vi) is supplied with spare parts at levels consistent with operational needs as reasonably determined by the Company or its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries are qualified to own and operate its Wholly Owned Vessels under applicable Laws, including the Laws of each Wholly Owned Vessel’s flag state.

(c)   Each Vessel is classed by a classification society that is a member of the International Association of Classification Societies and possesses class and trading certificates that are free from overdue conditions or recommendations affecting class and that are valid through the date of this Agreement and, to the Knowledge of the Company, no event has occurred and no outstanding condition exists that would cause such Vessel’s class to be suspended or withdrawn.

(d)  No Vessel (i) is under arrest or otherwise detained or (ii) other than in the ordinary course of business, is in possession of any Person (other than such Vessel’s master and crew).

(e)  To the Knowledge of the Company, no blacklisting or boycotting of any type exists in respect of any Vessel.

(f)   There are no outstanding options or other rights to purchase any Vessel.

(g)  With respect to each of the Wholly Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens.

SECTION 3.21.         Title to Properties and Assets.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or, if applicable, valid leasehold interests in, or valid license or right to use, all of the Company’s and its Subsidiaries’ properties and assets (other than, in each case, Vessels, which are the subject of Section 3.20), in each case as such property or asset is currently being used.

SECTION 3.22.          The Partnership.

(a)  As of the date hereof, the Company owns, directly or indirectly, (i) all of the general partner interest in the Partnership, (ii) 14,791,602 common units of the Partnership and (iii) 2,075,000 Class B units of the Partnership (collectively, the “Partnership Units”).  All of such Partnership Units, and all of the outstanding share capital or shares of capital stock of, or other equity or voting interests in the Subsidiaries of the Partnership that are owned by the Partnership, are owned, directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens, except for Permitted Liens, and transfer restrictions, other than transfer restrictions of general applicability, as may be provided under the Securities Act or other applicable securities Laws.

(b)  The Partnership has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Partnership as a “foreign private issuer” (as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2019 (collectively, the “Partnership SEC Documents”).  As of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Partnership SEC Documents), the Partnership SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates (or, if amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to the Partnership SEC Documents.

(c)  The Partnership’s 2019 Form 20-F contains the following financial statements: the Partnership’s audited consolidated (i) statements of financial position as of January 1 and December 31, 2018 and December 31, 2019, (ii) statements of profit or loss and total comprehensive income or loss for the years ended December 31, 2017, 2018 and 2019, (iii) statements of changes in owners’/partners’ equity for the years ended December 31, 2017, 2018 and 2019 and (iv) statements of cash flows for the years ended December 31, 2017, 2018 and 2019.  The Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 10, 2020 contains the Partnership’s unaudited condensed consolidated (i) statements of financial position as of December 31, 2019 and September 30, 2020, (ii) statements of profits or loss and total comprehensive income for the three and nine months ended September 30, 2019 and 2020, (iii) statements of changes in owners’/partners’ equity for the nine months ended September 30, 2019 and 2020 and (iv) statements of cash flows for the nine months ended September 30, 2019 and 2020. The financial statements referenced in the prior two sentences (including all related notes or schedules thereto) are referred to as the “Partnership Financial Statements.” The Partnership Financial Statements present fairly in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates shown and the consolidated results of operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end adjustments, none of which has been or would be, individually or in the aggregate, reasonably be expected to be material to the Partnership and its consolidated Subsidiaries, taken as a whole), and such Partnership Financial Statements have been prepared in all material respects in accordance with IFRS (except, in the case of unaudited financial statements, as permitted by the SEC rules and regulations) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Since the latest Partnership Financial Statements, there have been no material changes in the accounting policies of the Partnership (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) and no revaluation of the Partnership’s assets.

(d)  The Partnership is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Partnership.  With respect to each Partnership SEC Document on Form 20-F, each of the principal executive officer and the principal financial officer of the Partnership has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 or 906 of the Sarbanes-Oxley Act with respect to such Partnership SEC Documents.

(e)  The Partnership maintains books and records that fairly reflect in all material respects the assets and liabilities of the Partnership and the Partnership maintains a proper and effective system of accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Partnership in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the reporting of assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(f)   Since January 1, 2019, neither the Partnership nor any director, officer or accountant (to the extent communicated to the Partnership) thereof, has received any material complaint, allegation, assertion or claim, whether written or oral, that (i) the Partnership has engaged in illegal or fraudulent accounting practices, (ii) there are any significant deficiencies or material weaknesses in the design or operation of the internal controls of the Partnership which have materially and adversely affected the ability of the Partnership to record, process, summarize and report financial data or (iii) there is any fraud, whether or not material, involving management or other employees that was reported to the Partnership Board or management of the Partnership.

(g)  Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

(h)  The Company has not made or caused the general partner of the Partnership to make a “Surrender Election” (as such term is defined in the Seventh Amended and Restated Agreement of Limited Partnership, dated as of August 5, 2020, as it may be further amended, restated, modified or supplemented).

(i)  The minute books of the Partnership are accurate and complete in all material respects, except for minutes which are in draft form and are being finalized in accordance with the Partnership’s customary practice, and contain records of all partnership action taken by the Partnership’s unitholders, the Partnership Board, and committees of the Partnership Board, respectively, since January 1, 2019 and no material partnership action of the Partnership’s unitholders, Partnership Board or committee of the Partnership Board has been taken since such date for which minutes have not been prepared and are not contained in such minute books, other than as may be set forth in minutes which are in draft form and are being finalized in accordance with the Partnership’s customary practice. A true and complete copy of such minute books have been made available to Parent, other than those records which involve documents or information relating to the evaluation or negotiation of this Agreement or the Transactions or any similar transaction.

SECTION 3.23.          Joint Venture Agreements. As of the date of this Agreement, to the Knowledge of the Company, (a) each agreement pursuant to which any Joint Venture Entity is a party (the “Joint Venture Contracts”) is valid and binding on the applicable Joint Venture Entity and each other party thereto, and is in full force and effect, (b) the applicable Joint Venture Entity, and any other party thereto, has performed all material obligations required to be performed by it under each Joint Venture Contract, (c) none of the Joint Venture Entities has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Joint Venture Entity under any Joint Venture Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Joint Venture Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (e) no Joint Venture Entity to a Joint Venture Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Joint Venture Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.24.          Customers. Section 3.24 of the Company Disclosure Letter sets forth a true and complete list of each customer who was one of the ten largest sources of revenue for the Company and its Subsidiaries during the fiscal year ended December 31, 2020, based on amounts paid or payable (each, a “Significant Customer”). From January 1, 2020 until the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice or, to the Knowledge of the Company, any other notice, from any Significant Customer that it intends to (a) terminate its relationship with the Company or its Subsidiaries or (b) seek to change, materially and adversely, the terms and conditions of the time charter or time charters under which it charters any Vessel or Vessels from the Company or its Subsidiaries.

SECTION 3.25.           No Other Representations or Warranties.

(a)  Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or Joint Venture Entities or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or Joint Venture Entities or their respective businesses or (ii) any oral, written or other information presented or provided to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or the course of the Transactions.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that neither Parent nor Merger Sub, nor any Affiliate or Representative of either of them, has made or is making any representation or warranty relating to Parent, any of its Subsidiaries or Merger Sub, whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and its

Subsidiaries furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in Article IV.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01.         Organization; Standing.  Parent is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands and Merger Sub is an exempted company organized, existing and in good standing under the Laws of Bermuda.  Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02.         Authority; Noncontravention.

(a)  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement and to perform its obligations hereunder and, subject to obtaining the Merger Sub Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been unanimously authorized and approved by each of the Parent GP and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as promptly as practicable following the execution of this Agreement) and Governmental Approvals, no other action (including any shareholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)  The Parent GP has, and the Merger Sub Board has unanimously, (i) determined that this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein, are fair to, and in the best interest of, Parent and Merger Sub and (ii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Transactions, and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bye-laws or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming that the Governmental Approvals and, in the case of Merger Sub, the Merger Sub Shareholder Approval are obtained, the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired, in each case prior to the Effective Time, (w) violate any Law applicable to Parent or Merger Sub, (x) violate or constitute a default under (with or without notice of lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries, as applicable, are bound or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which Parent or any of its Subsidiaries is bound or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)  The Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent as contemplated by Section 5.11) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

SECTION 4.03.        Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement therein), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act, (d) Consents, filings, declarations or registrations as are required to be made or obtained under applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04.         Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incidental to its formation and those in furtherance of the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

SECTION 4.05.          Financing.

(a)  Parent has delivered to the Company a true and complete copy of a fully executed equity commitment letter dated as of the date hereof, together with all schedules, exhibits, annexes and term sheets attached thereto (the “Equity Commitment Letter”), from the Guarantor to Parent and Merger Sub providing for an equity investment in Parent, subject to the terms and conditions therein, in the aggregate amount set forth therein (the “Equity Financing”).  As of the date of this Agreement, the Equity Commitment Letter in the form delivered to the Company has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Equity Commitment Letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.  Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter and the accuracy of the representations and warranties set forth in Section 3.02(a) and compliance by the Company with Section 5.01(b)(i), the net proceeds contemplated by the Equity Commitment Letter will in the aggregate be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and any other amount required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions.

(b)  The Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and each of the other parties thereto, except as enforcement may be limited by and subject to the Bankruptcy and Equity Exception.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any party to the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated hereby being unavailable or delayed.  As of the date of this Agreement, and assuming the satisfaction of (i) the conditions set forth in Article VI and the performance by the Company of its obligations under this Agreement and (ii) the conditions precedent or other contingencies related to the obligations of the Guarantor to fund the full amount of the Equity Financing set forth in the Equity Commitment Letter, Parent does not have any reason to believe that any party to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it, that the conditions to the Equity Financing in the Equity Commitment Letter will not otherwise be satisfied or that the full amount of the Equity Financing will not be available on the Closing Date.  The only conditions precedent or other contingencies related to the obligations of the Guarantor to fund the full amount of the Equity Financing are those expressly set forth in the Equity Commitment Letter.  As of the date of this Agreement, there are no side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into side letters or other Contracts, arrangements or understandings (whether oral or written and whether or not legally binding) to which Parent or any of its Affiliates is a party related to the Equity Financing other than as expressly contained in the Equity Commitment Letter and delivered to the Company prior to the date of this Agreement.  For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

SECTION 4.06.        Guarantee.  Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the executed guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee in accordance with the terms of this Agreement (the “Guarantee”). The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception and (c) in full force and effect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.

SECTION 4.07.        Certain Arrangements.  Other than the Equity Commitment Letter, the Guarantee, the Rollover Agreement and the Shareholder Agreement, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, the Company Board or any shareholder of the Company, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal.

SECTION 4.08.        Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.09.          No Other Representations or Warranties.

(a)  Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby agree and acknowledge that (a) neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and Parent and Merger Sub are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or the Joint Venture Entities or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates or any information developed by Parent, Merger Sub or any of their respective Representatives or Affiliates based thereon and (b) neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives or Affiliates, or the use by Parent, Merger Sub or any of their respective Representatives or Affiliates, of any information made available to Parent, Merger Sub or any of their respective Representatives or Affiliates, including in any “data rooms” or management presentations, in anticipation or contemplation of any of the Transactions.  Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and the Joint Venture Entities and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation and have not relied on any express or implied representations or warranties regarding the Company, its Subsidiaries or the Joint Venture Entities other than those expressly set forth in Article III.

(b)  Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

SECTION 4.10.          Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and the Joint Venture Entities and their respective businesses and operations.  Parent and Merger Sub hereby acknowledge that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, (b) Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or business plans), and (c) Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except in respect of the representations and warranties expressly set forth in Article III or for fraud.

SECTION 4.11.          Information Supplied.  The information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion in the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) shall not, on the date the Schedule 13E-3 is filed with the SEC, the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 13E-3.

SECTION 4.12.          Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the Knowledge of Parent and Merger Sub, investigation against Parent or any of its Subsidiaries or (b) outstanding Judgment imposed upon Parent or any of its Subsidiaries or any director or officer of Parent or any of its Subsidiaries (in their capacity as such) or, to the Knowledge of Parent, any other Person for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

SECTION 4.13.         Ownership of Common Shares.  Except as set forth in Section 4.13 of the Parent Disclosure Letter, as of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act) or is a party to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Rollover Agreement) for the purpose of acquiring, holding, voting or disposing of any Common Shares.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01.         Conduct of Business.  (a)  Except as required by applicable Law, or Judgment, as expressly required by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve intact in all material respects, its and each of its Subsidiaries’ business organizations, existing relations with key customers, suppliers and other Persons with whom the Company or its Subsidiaries have significant business relationships and the goodwill and reputation of the Company’s and its Subsidiaries’ respective businesses.

(b)  Except as required by applicable Law or Judgment, as expressly required by this Agreement or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this

Agreement is validly terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)         issue, sell, transfer, pledge, dispose of, grant or authorize the issuance, sale, transfer, pledge, disposition or grant of, any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may issue Common Shares or other securities as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards or Company Rights outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement; provided, further, that (I) the Subsidiaries (other than the Partnership and its Subsidiaries) of the Company may make any such sales, issuances, transfers, pledges, dispositions or grants to the Company or a direct or indirect wholly owned Subsidiary of the Company and (II) the Subsidiaries of the Partnership may make any such sales, issuances, transfers, pledges, dispositions or grants to the Partnership or a direct or indirect wholly owned Subsidiary of the Partnership;

(ii)        redeem, purchase or otherwise acquire, directly or indirectly, any outstanding Common Shares or other equity or voting interests of the Company or any rights, warrants or options to acquire any Common Shares or other equity or voting interests of the Company or its Subsidiaries, except (x) pursuant to the Company Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award or (y) in connection with the satisfaction of Tax withholding obligations with respect to Company Awards or exercise through net settlement of any Company Option or Company SAR;

(iii)       establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Shares or other equity or voting interests of, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any equity interests of the Company or any of its Subsidiaries, in each case, other than (A) with respect to the Company, regular quarterly cash distributions paid during the first and second quarters of 2021 not to exceed $0.05 per Common Share in each case with customary declaration, record and payment dates consistent with past practice and corresponding dividend equivalent in respect of each Company RSU Award or Company PSU Award, (B) with respect to Preference Shares, in accordance with their terms, (C) with respect to the Partnership, regular quarterly cash distributions not to exceed $0.01 per unit in each case consistent with customary declaration, record and payment dates consistent with past practice and or with respect to preference units of the Partnership in accordance with their terms, (D) dividends or distributions from wholly owned Subsidiaries of the Partnership to other wholly owned Subsidiaries of the Partnership or to the Partnership and (E) dividends or distributions from wholly owned Subsidiaries of the Company to other wholly owned Subsidiaries of the Company or to the Company;

(iv)       split, combine, subdivide or reclassify any Common Shares or other equity or voting interests of the Company, the Partnership or any non-wholly owned Subsidiaries of the Company or the Partnership;

(v)       (A) amend the Company Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(vi)     adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(vii)      fail to file any Tax Return (or attachment thereof) where such failure itself would preclude the Company from claiming any available exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code; provided that the Company is legally able to claim such exclusion and has in its possession all documentation and certifications necessary to substantiate such exemption pursuant to Section 883 of the Code and the Treasury Regulations thereunder;

(viii)      take any action which, if taken following the Closing, would require the consent of Parent pursuant to Annex A of the Shareholder Agreement; or

(ix)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c)  Neither Parent nor Merger Sub shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(d)  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e)  Notwithstanding anything to the contrary herein, the Company may, and may permit or cause any Subsidiary to, take actions as may be reasonably necessary with respect to (i) any operational or maritime emergencies (including any piracy, marine disasters, accidents involving a Vessel, hurricanes, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development), equipment failures or an immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and (ii) the actual or anticipated effects of COVID-19 or any COVID-19 Measure; provided, in each case, that the Company shall promptly notify Parent and Merger Sub of any such emergency situation or COVID-19 Measure to the extent it involves any immediate and material threat to the health or safety of natural Persons, property, Vessels or the environment and any actions taken in response thereto.

(f)  Notwithstanding anything to the contrary herein, the Company’s obligation to cause the Partnership and its Subsidiaries to take or omit to take any action pursuant to this Section 5.01 shall be deemed to be performed in full so long as the Company directs, and takes all reasonable actions in its power to cause, the Partnership and its Subsidiaries to take or omit to take any such actions; provided that the foregoing shall not require the Company to cause any director of the Partnership to take any actions that would reasonably be expected to violate his or her fiduciary duties under the organizational documents of the Partnership or applicable Law.

SECTION 5.02.          No Solicitation by the Company; Change in Recommendation.

(a)  Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their officers, employees and directors to, and shall use its reasonable best efforts to cause its other Representatives to, (i) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and (ii) from the date hereof until the Effective Time (or, if earlier, the valid termination of this Agreement in accordance with Article VII), not, directly or indirectly, (A) solicit, initiate or knowingly encourage or knowingly facilitate the making of a Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information or access to its properties or assets for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any Company Acquisition Agreement.  The Company will promptly request that each Person (other than Parent, Merger Sub and their Representatives) that has, on or prior to the date hereof, executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries or Representatives on or prior to the date hereof and shall terminate access to all data rooms furnished in connection therewith.  The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or similar agreement to which it or one of its Subsidiaries is a party, except that prior to obtaining the Required Shareholder Approvals, if after consultation with, and taking into account the advice of, outside legal counsel, the Company Board or the Special Committee determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a Person to make, on a confidential basis, to the Company Board, a Takeover Proposal, or to permit any discussions or negotiations permitted by Section 5.02(b).

(b)  Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Required Shareholder Approvals the Company receives a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, then (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and (ii) if the Company Board or the Special Committee determines in good faith after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person or group of Persons given such access that was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources, including to solicit the making of a revised Takeover Proposal.

(c)  The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and copies of any written Takeover Proposal, including proposed agreements, and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall, upon the request of Parent, keep Parent reasonably informed on a prompt and timely basis of any material developments with respect to any such Takeover Proposal (including any material changes thereto) and provide to Parent on a prompt and timely basis (and in any event within 48 hours) after receipt or delivery thereof copies of all material correspondence and other written materials sent or provided to the Company or any of its Subsidiaries from any Person or group of Persons describing any of the material terms or conditions of any Takeover Proposal.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(c).  For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.

(d)  Neither the Company Board, the Special Committee nor any other committee of the Company Board shall (i)(A) withhold or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) recommend, approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (C) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement relating to any Takeover Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 5.02(b) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Required Shareholder Approvals are obtained, the Company Board or the Special Committee may, if the Company Board or the Special Committee has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (I) make an Adverse Recommendation Change in response to an Intervening Event or (II) if a Superior Proposal is received by the Company that did not result from, any breach of this Section 5.02, make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 7.01(d)(ii) and enter into a Company Acquisition Agreement with respect to such Superior Proposal; provided that the Company shall not be permitted to take any action set forth in clause (I) unless the Company (x) delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company intends to take such action and specifying the reasons therefor and a reasonably detailed description of the underlying facts giving rise thereto and (y) during the period from the delivery of the Company Notice until 5:00 p.m. Bermuda time, on the fourth business day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four business days, the first business day will be the first business day after the date of such delivery), if requested by Parent, the Company will and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Intervening Event would cease to warrant an Adverse Recommendation Change; provided, further, that the Company shall not be permitted to take any action set forth in clause (II) unless the Company (x) delivers to Parent a Company Notice, including (1) the material terms and conditions of such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and (2) a copy of the most current version of the Company Acquisition Agreement (if any) with respect to such Superior Proposal, (y) during the period from the delivery of the Company Notice until 5:00 p.m. Bermuda time, on the fourth business day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four business days, the first business day will be the first business day after the date of such delivery) (the “Notice Period”), if requested by Parent, the Company will and will cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal and (z) after the expiration of the Notice Period, the Company Board or the Special Committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Takeover Proposal continues to constitute a Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal will require a new Company Notice and a new two business day Notice Period (it being understood that any such two business day period will be calculated in the same manner as the initial four business day period and no such new Company Notice shall reduce the initial four business day period)).  In determining whether to terminate this Agreement pursuant to Section 7.01(d)(ii) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, the Company Board or the Special Committee will take into account any changes to the terms of this Agreement committed to in writing by Parent by 5:00 p.m., Bermuda time, on the last business day of the applicable Notice Period in response to a Company Notice.

(e)  Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A

promulgated under the Exchange Act or (ii) making any disclosure or communication to shareholders of the Company that the Company Board, the Special Committee or any other committee of the Company Board determines in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, is required by the directors’ fiduciary duties or applicable Law (provided that none of the Company, the Company Board, the Special Committee or any other committee of the Company Board may recommend a Takeover Proposal unless expressly permitted by this Section 5.02; and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation and any such disclosure that relates to a Takeover Proposal shall in each case be deemed to be an Adverse Recommendation Change (it being understood that any “stop, look or listen” communication pursuant to Rule 14d-9(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change)).

(f)  As used in this Agreement, “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement, including this Section 5.02, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, except that if any such confidentiality agreement would restrict the Company from providing the access, information or data required to be provided to Parent pursuant to this Agreement, including this Section 5.02, no such confidentiality agreement shall constitute an Acceptable Confidentiality Agreement unless and until it has been amended to remove any such restrictions.

(g)  As used in this Agreement, “Intervening Event” means any event, change, effect, condition, development, fact or circumstance with respect to the Company and its Subsidiaries or their respective businesses that (i) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Company Board or the Special Committee as of the date of this Agreement and (ii) does not relate to any Takeover Proposal; provided, that none of the foregoing shall constitute an Intervening Event: (A) the Company or any of its Subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences may be considered an Intervening Event to the extent otherwise satisfying the terms of this definition) and (B) any change in and of itself in the market price, credit rating or trading volume of shares of Common Shares on the New York Stock Exchange or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such change may be considered an Intervening Event to the extent otherwise satisfying the terms of this definition).

(h)  As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition that if consummated would result in any Person or group owning 20% or more of the assets (based on the fair market value thereof, as determined in good faith by the Company Board, the Special Committee or any other committee of the Company Board), revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) acquisition of Common Shares representing 20% or more of the outstanding Common Shares, (iii) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of Common Shares representing 20% or more of the outstanding Common Shares or (iv) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than (A) the Transactions or (B) any such transaction or series of related transactions resulting from the acquisition of Common Shares by one or more of the Rolling Shareholders solely from the transfer or other disposition of Common Shares by another Rolling Shareholder as expressly contemplated by the Rollover Agreement.

(i)  As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Company Board, the Special Committee or any other committee of the Company Board has determined in its good faith judgment, after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, and taking into account all relevant (in the view of the Company Board, the Special Committee or such other committee of the Company Board) legal, regulatory, financial and other aspects, including the risk and timing of consummation of such proposal and any changes to the terms of this Agreement committed to by Parent in response to such Superior Proposal, would be more favorable to the Public Shareholders than the Merger; provided that for purposes of the definition of “Superior Proposal”, (A) the reference to 20% in clause (i) of the definition of Takeover Proposal shall be deemed to be a reference to 50%, (B) the references to “20% or more of the outstanding Common Shares” in clauses (ii) and (iii) of the definition of Takeover Proposal shall be deemed to be references to “no less than all of the outstanding Common Shares not owned by the Rolling Shareholders and their Affiliates” and (C) the reference to “20% or more of the aggregate voting power” in clause (iv) of the definition of Takeover Proposal shall be deemed to be a reference to “no less than the percentage of the aggregate voting power of the outstanding Common Shares not owned by the Rolling Shareholders and their Affiliates prior to such transaction”.

(j)  As used in this Section 5.02, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

SECTION 5.03.          Preparation of Schedule 13E-3.

(a)  As promptly as reasonably practicable after the execution of this Agreement, the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates (as applicable) to, jointly prepare and the Company shall and shall cause its Affiliates (as applicable) to file, and, to the extent the SEC or its staff indicates that it is required, Parent and Merger Sub shall, and shall cause their respective Affiliates (as applicable) to, file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”), including a proxy statement relating to the approval and adoption of this

Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, by the shareholders of the Company (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”).

(b)  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.03(b))   promptly to any comments of the SEC with respect to the Schedule 13E-3 and to resolve comments from the SEC.  Each of the Company, Parent and Merger Sub shall furnish all information concerning such party or its Affiliates (as applicable) to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC.  Each of the Company, Parent and Merger Sub shall promptly notify the other parties hereto upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Schedule 13E-3 and shall provide such other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand.  Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(c)  If at any time prior to the Company Shareholders Meeting, any event, circumstance or information relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event, circumstance or information shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that, prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party hereto and its Representatives a reasonable opportunity to comment thereon.

(d) The Company shall cause the Proxy Statement and Schedule 13E-3 to be mailed to shareholders of the Company as of the record date established for the Company Shareholders Meeting promptly as practicable after the date on which the SEC confirms that it has no further comments on the Schedule 13E-3.

(e)  Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by Parent, Merger Sub or the Company with respect to information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E‑3, as applicable.  Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)  Subject to Section 5.02, the Company Board shall make the Company Board Recommendation and shall include such recommendation in the Proxy Statement.  For the avoidance of doubt, nothing in this Section 5.03 shall limit or preclude the ability of the Company Board or the Special Committee to effect an Adverse Recommendation Change pursuant to and in accordance with Section 5.02.  In connection with any disclosure regarding an Adverse Recommendation Change, the Company shall not be required to provide Parent or Merger Sub (i) the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement or any amendment or supplement thereto, (ii) any comments thereon or requests related thereto from, or any other filing or correspondence with, the SEC or any other Governmental Authority, in each case with respect to such disclosure, or (iii) any notification with respect to any of the foregoing.

SECTION 5.04.        Company Shareholders Meeting.  As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the rules of the New York Stock Exchange to call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Required Shareholder Approvals (it being understood that, unless this Agreement is terminated in accordance with its terms, the requirement to hold the Company Shareholders Meeting shall not be affected by any Adverse Recommendation Change).  Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Required Shareholder Approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting if, after consultation with Parent, the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or Schedule 13E-3 (as determined after consultation with its outside counsel) is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Common Shares or Preference Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Required Shareholder Approvals or (iii) such adjournment, recess, reconvening or postponement is required by applicable Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff; provided, that, in the case of clause (ii) above, the Company Shareholders Meeting shall not be adjourned, recessed or postponed to a date that is more than 30 days after the date on which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).  The Company shall keep Parent and its Representatives reasonably apprised following the mailing of the Proxy Statement and prior to the date of the Company Shareholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Required Shareholder Approvals and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Shareholders Meeting.

SECTION 5.05.          Reasonable Best Efforts.

(a)  Subject to and upon the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing set forth in Article VI applicable to such party to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third-party necessary, proper or advisable to consummate the Transactions, including any such Consents required under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third- party (excluding any Governmental Authority), whether judicial or administrative, challenging this Agreement or that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.05 or elsewhere in this Agreement shall require Parent or Merger Sub to take or agree to take any action with respect to any of its Affiliates (including any Person in which any of its Affiliates has any debt or equity investment and any affiliated or commonly advised investment fund) or any direct or indirect portfolio companies (as such term is understood in the private equity industry) thereof.

(b)  Subject to and upon the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions or this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)  Notwithstanding anything to the contrary herein, the Company shall use its commercially reasonable efforts to obtain the third-party Consents listed on Section 5.05(c)(i) of the Company Disclosure Letter (the “Required Third-Party Consents”) in connection with the consummation of the Transactions, and Parent shall use its commercially reasonable efforts to cooperate with the Company with respect to (i) obtaining such Required Third-Party Consents or (ii) taking such action to obviate the need for such Required Third-Party Consents, including the replacement or refinancing of any indebtedness in a manner permitted by Section 5.01(b) (and in the event any such action has resulted in the obviation of any Consent requirement with respect to any Required Third-Party Consent, such Required Third-Party Consent shall no longer be deemed to be a Required Third-Party Consent for purposes of this Section 5.05(c) and Section 6.02(d)); provided that no party hereto shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay any amounts in excess of the amount set forth in Section 5.05(c)(ii) of the Company Disclosure Letter with respect to any individual Required Third-Party Consent without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) any fee, penalty or other consideration to any third-party for any such Required Third-Party Consents or for any other Consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.  Notwithstanding the foregoing, each party hereto acknowledges and agrees that its respective obligations to effect the Transaction is not subject to any condition or contingency with respect to the receipt of any third-party Consents, except to the extent expressly set forth in Sections 6.02(a) or 6.02(d).

SECTION 5.06.          Transfer Taxes.  Except as provided in Section 2.02(b), all share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions and imposed on Parent, Merger Sub, the Company or its Subsidiaries shall be paid by the Company, and, prior to the Effective Time, the parties hereto shall cooperate with each other in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

SECTION 5.07.          Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not (and shall not cause or permit their respective Subsidiaries or Representatives to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02 or to the extent related to any actual or contemplated litigation between or among the parties hereto; provided, that the foregoing shall not apply with respect to any press release or other public statement made regarding an Adverse Recommendation Change or a Takeover Proposal following an Adverse Recommendation Change.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto.  Notwithstanding the foregoing, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 5.08.       Access to Information; Confidentiality.  Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall (a) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.02, to any Takeover Proposal) and (b) furnish to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request, in the case of each of the foregoing clauses (a) and (b), solely for the purpose of facilitating the consummation of the Transactions; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could (i) violate any confidentiality restrictions with its customers, (ii) result in the disclosure of trade secrets or competitively sensitive information to any competitor of the Company or any of its Subsidiaries, (iii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third-party, (iv) waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action against Parent or any of its Affiliates, (vi) expose the Company to risk of liability for disclosure of sensitive or personal information or (vii) involve documents or information relating to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.02, a Takeover Proposal or Superior Proposal.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the basis for such withholding and shall use its reasonable best efforts to make appropriate substitute arrangements under circumstances in which any of the potential harms described in clauses (i) through (vi) above would not apply or, to the extent such arrangements are not feasible, to communicate, to the extent feasible, the applicable information in a way that would not result in any of the potential harms described in clauses (i) through (vii) above.  All requests for information made pursuant to this Section 5.08 shall be directed to the Person designated by the Company.  Until the Effective Time, all information provided by the Company and its Representatives in connection with this Agreement, including pursuant to this Section 5.08, will be subject to the terms of the non-disclosure agreement dated as of November 24, 2020, by and between the Company and BlackRock Alternatives Management LLC (as may in the future be amended from time to time, the “Confidentiality Agreement”).

SECTION 5.09.          Equity Financing.

(a)  Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the prior written consent of the Company in its sole discretion, effect or permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter.

(b)  Subject to the terms and conditions set forth herein, prior to the Effective Time, Parent and Merger Sub shall each use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within its control, (iii) consummate the Equity Financing at or prior to the Closing, (iv) comply with its obligations pursuant to the Equity Commitment Letter and (v) enforce its rights pursuant to the Equity Commitment Letter.  Nothing in this Agreement shall require, and in no event shall the reasonable best efforts of Parent and Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than the Guarantor, or in excess of that contemplated by, the Equity Commitment Letter. Parent and Merger Sub shall give the Company prompt notice of, and keep the Company informed on a current basis and in reasonable detail of, (i) any actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter of which Parent or Merger Sub becomes aware, including the receipt of any written notice or communication with respect thereto and (ii) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or a portion of the Equity Financing at or prior to the Closing.

SECTION 5.10.         Notification of Certain Matters; Litigation.  During the period from the date of this Agreement through the earlier of the Effective Time and the valid termination of this Agreement, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement, the Statutory Merger Agreement or the Transactions, and such party shall keep the other parties hereto reasonably informed regarding any such Action.  Subject to applicable Law and the provisions of Section 5.01(b)(viii), each party hereto shall give the other parties hereto the opportunity to participate, at such other party’s sole cost and expense, in the defense and settlement of any litigation against the first party or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and no such settlement shall be agreed to without such other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.11.        Merger Sub Shareholder Approval.  As promptly as practicable following the execution of this Agreement, Parent shall execute and deliver, in accordance with

Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, the Merger Sub Shareholder Approval, to the extent that such has not already been executed.

SECTION 5.12.         Stock Exchange De-listing.  The Surviving Company shall use its reasonable best efforts to cause the Common Shares to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VI

Conditions Precedent

SECTION 6.01.         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)  Required Shareholder Approvals.  The Required Shareholder Approvals shall have been obtained in accordance with applicable Law and the Company Organizational Documents.

(b)  No Restraints.  No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger.

SECTION 6.02.         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company (i) set forth in Sections 3.03(e), 3.06(b) and 3.22(h) shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of such date, (ii) set forth in Section 3.02(a), the first sentence of Section 3.02(b) and Section 3.02(f) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Sections 3.01, 3.02 (other than 3.02(a), the first sentence of 3.02(b) and 3.02(f)), 3.03(a), 3.03(b), 3.03(c), 3.15, 3.18, 3.19 and 3.22(a) shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) set forth in the Sections of Article III other than those Sections specifically identified in clauses (i), (ii) or (iii) of this Section 6.02(a) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)  Performance of Obligations and Agreements of the Company and the Rolling Shareholders.  The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect. Each Rolling Shareholder shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under Article II, Section 5.01, Section 5.02, Section 5.03 and Section 5.07 of the Rollover Agreement (collectively, the “Specified Rollover Obligations”) at or prior to the Effective Time.

(c)  Key Man Retention.  The Person set forth in Section 6.02(c) of the Company Disclosure Letter shall be employed, engaged or retained by the Company or its Affiliates in substantially the same capacity as such Person served the Company immediately prior to the date of this Agreement.

(d)  Required Third-Party Consents.  The Company shall have received and delivered to Parent and Merger Sub all Required Third-Party Consents, and all such Required Third-Party Consents shall remain in full force and effect.

SECTION 6.03.         Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Sections 4.01, 4.02(a), 4.02(b), 4.02(d) and 4.08 shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in the Sections of Article IV other than those Sections specifically identified in clause (i) of this Section 6.03(a) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(b)  Performance of Obligations and Agreements of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

SECTION 6.04.          Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions, as required by and subject to the terms of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement, was the primary cause of or primarily resulted in the failure of such condition to be satisfied.

ARTICLE VII

Termination

SECTION 7.01.        Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Shareholder Approvals (except as otherwise expressly noted):

(a)  by the mutual written consent of the Company and Parent;

(b)  by either of the Company or Parent:

(i)         if the Merger shall not have been consummated on or prior to September 30, 2021 (as such date may be extended pursuant to Section 8.08, the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall (x) not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 5.05, has been a principal cause of or resulted in the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) and (y) be subject to the proviso set forth in Section 7.01(d)(iii);

(ii)         if any Restraint having the effect set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii)        if the Company Shareholders Meeting (including any adjournments or postponements thereof) at which the vote was taken shall have concluded and the Required Shareholder Approvals shall not have been obtained;

(c)  by Parent:

(i)          if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement or any of the Rolling Shareholders have breached any of the Specified Rollover Obligations, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is not reasonably capable of being cured prior to the Outside Date or, if reasonably capable of being cured prior to the Outside Date, has not been cured within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Outside Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii)       prior to receipt of the Required Shareholder Approvals, (A) if an Adverse Recommendation Change shall have occurred, (B) following the commencement of a tender offer or exchange offer that constitutes a Takeover Proposal, the Company shall not have published, sent or given to its shareholders, pursuant to Rule 14e-2 under the Exchange Act within the ten business day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the Company Board Recommendation, or (C) the Company Board, the Special Committee or any other committee of the Company Board shall have resolved to effect or publicly announced an intention to effect any of the foregoing; or

(d)  by the Company:

(i)          if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured prior to the Outside Date, has not been cured within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Outside Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder;

(ii)        prior to receipt of the Required Shareholder Approvals, in connection with entering into a Company Acquisition Agreement in accordance with clause (II) of the second sentence of Section 5.02(d); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee, so long as Parent has provided the Company with wire instructions for such payment; or

(iii)         if (A) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date of termination of this Agreement), (B) the Company has confirmed by notice to Parent that all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date of such notice) or that it is willing to waive any unsatisfied conditions of Section 6.03, (C) the Merger is required to be consummated pursuant to Section 1.06 and (D) Parent and Merger Sub fail to consummate the Merger within three business days after the later of (i) receipt by Parent of the notice referred to in clause (B) and (ii) the date the Merger was required to be consummated pursuant to Section 1.06; provided that, notwithstanding anything in Section 7.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three business day period.

SECTION 7.02.         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII, the Guarantee, the Confidentiality Agreement and the last sentence of Section 5.08, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) subject to Section 7.03(d), that no such termination shall relieve any party from liability for any Willful Breach.

SECTION 7.03.          Termination Fees and Expense Reimbursement.

(a)  In the event that:

(i)           (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) or Section 7.01(c)(i), (B) at any time after the date of this Agreement but prior to the date of such termination (in the case of Section 7.01(b)(i)), prior to the date of the Company Shareholders Meeting (in the case of Section 7.01(b)(iii)) and prior to the breach giving rise to the right of such termination (in the case of Section 7.01(c)(i)), a bona fide Triggering Takeover Proposal shall have been made or proposed (which Triggering Takeover Proposal must have been publicly made or proposed in the case of Section 7.01(b)(iii), which, in the case of Section 7.01(b)(iii) was not withdrawn at least three business days prior to the Company Shareholders Meeting), (C) at the time of such termination, (1) the Company was not entitled to terminate the Agreement pursuant to Section 7.01(d)(iii) and (2) neither Parent nor Merger Sub was then in material breach of its representations, warranties, covenants or obligations under this Agreement and (D) within nine months after the date this Agreement is terminated, the Company consummates a Triggering Takeover Proposal or enters into a Company

Acquisition Agreement with respect to a Triggering Takeover Proposal (whether or not such Company Acquisition Agreement or Triggering Takeover Proposal involves the same Triggering Takeover Proposal as that which was made or proposed prior to the termination of this Agreement); for purposes of this Agreement, “Triggering Takeover Proposal” shall mean any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (v) acquisition that if consummated would result in any Person or group owning 50% or more of the assets (based on the fair market value thereof, as determined in good faith by the Company Board, the Special Committee or any other committee of the Company Board), revenues or net income of the Company and its Subsidiaries, taken as a whole, (w) acquisition of Common Shares representing 40% or more of the outstanding Common Shares or acquisition of not less than all of the outstanding Common Shares not owned by the Rolling Shareholders, any employee of the Company or any of their respective Affiliates, (x) tender offer or exchange offer that if consummated would result in any Person or group having beneficial ownership of Common Shares representing 40% or more of the outstanding Common Shares or not less than all of the outstanding Common Shares not owned by the Rolling Shareholders, any employee of the Company or any of their respective Affiliates, (y) merger, amalgamation, consolidation, share exchange, scheme of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 40% or more of the aggregate voting power of the Company or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or not less than the percentage of the aggregate voting power of all of the outstanding Common Shares not owned by the Rolling Shareholders, any employee of the Company or their respective Affiliates prior to such transaction of the aggregate voting power of the Company or of the surviving entity in a merger or amalgamation involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case of clauses (v) through (y), other than the Transactions or (z) any similar transaction that would have constituted a Triggering Takeover Proposal but for the parties structuring the transaction with the primary purpose of such structure being to avoid the payment of the Company Termination Fee;

(ii)           this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii)       this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) or by Parent or the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) at a time at which this Agreement was terminable by Parent pursuant to Section 7.01(c)(ii);

then, in any such event under clause (i), (ii) or (iii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of Section 7.03(a)(iii), within two business days after such termination, (y) in the case of Section 7.03(a)(ii), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the earlier of entry into a Company Acquisition Agreement or consummation of a Triggering Takeover Proposal; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee more than once. As used herein, “Company Termination Fee” shall mean a cash amount equal to $13,000,000.

(b)  If this Agreement is terminated pursuant to Section 7.01(b)(iii), then the Company shall promptly, but in no event later than two business days after being notified of such by Parent, pay to Parent or its designee by wire transfer of same day funds all of the documented out-of-pocket fees and expenses incurred by Parent, Merger Sub or any of their Affiliates in connection with this Agreement and the Transactions up to a maximum amount of $3,000,000; provided, that any amounts paid under this Section 7.03(b) shall be credited, without interest, against any Company Termination Fee paid to Parent or its designee pursuant to the terms of this Agreement.

(c)  If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) (and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause any of the conditions set forth in Section 6.01 or Section 6.02 to fail to be satisfied on or prior to the Outside Date (other than a state of facts or circumstances resulting from a breach of this Agreement by Parent or Merger Sub)) or Section 7.01(d)(iii) (or is terminated by either party pursuant to Section 7.01(b)(i) at a time when this Agreement is terminable pursuant to Section 7.01(d)(iii)), then Parent shall promptly, but in no event later than two business days after such termination, pay to the Company or its designee by wire transfer of same day funds the Parent Termination Fee. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $40,000,000.

(d)  Subject in all respects to Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and subject to Section 7.03(e), solely in the event the Parent Termination Fee is paid to Parent or its designee in circumstances for which such fee is payable pursuant to Section 7.03(c), (i) payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the Company and any of its former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or Affiliates or any of their respective successors or assigns or any of the former, current or future officers, directors, partners, shareholders, managers, members or Affiliates or successors or assigns of any of the foregoing (collectively, the “Company Related Parties”) against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates or any of their respective successors or assigns or any of the former, current or future officers, directors, partners, shareholders, managers, members or Affiliates or successors or assigns of any of the foregoing (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, (ii) none of the Parent Related Parties (other than Parent, Merger Sub or the Guarantor to the extent set forth in the Guarantee) shall have any liability or obligations relating to or arising out of this Agreement or the Transactions or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and (iii) upon payment of the Parent Termination Fee none of Parent, Merger Sub or the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  In connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 7.03(c) (in which case the preceding sentence shall apply), the Company agrees, on behalf of itself and the Company Related Parties, that none of the Parent Related Parties (other than Parent and Merger Sub) shall have any liability and the maximum aggregate monetary liability of Parent and Merger Sub, if any, shall be limited to the amount of the Parent Termination Fee (inclusive of the payment of the Parent Termination Fee plus any amount pursuant to Section 7.03(e)), and in no event shall Company or any Company Related Party seek or be entitled to recover from the Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

(e)   If Parent fails to pay the Parent Termination Fee when due and, in order to obtain such payment, the Company commences an Action that results in a judgment against Parent for the Parent Termination Fee, then Parent shall pay to the Company the Parent Termination Fee, plus interest on the Parent Termination Fee from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of termination of this Agreement, plus the amount of any reasonable fees, costs and expenses (including legal fees) incurred by the Company and its Affiliates in connection with any such Action, up to a maximum amount of $10,000,000.

(f)   Each party hereto acknowledges and agrees that the Parent Termination Fee if, as and when required pursuant to this Section 7.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

Miscellaneous

SECTION 8.01.         No Survival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time; provided that this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02.       Amendment or Supplement.  Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after receipt of the Required Shareholder Approvals, only by written agreement of the parties hereto; provided, however, that following receipt of the Required Shareholder Approvals, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the Company’s shareholders without such approval having first been obtained.

SECTION 8.03.       Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Required Shareholder Approvals, there shall be no waiver or extension which by applicable Law would require further approval by the Company’s shareholders without such approval having first been obtained.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04.        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05.       Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile, PDF, electronic mail or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06.       Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Exhibits attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee and the Rollover Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the holders of Common Shares to receive the Merger Consideration payable in accordance with Article II and (ii) the rights of the Parent Related Parties set forth in Section 7.03 and Section 8.15, which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to respectively in clauses (i) and (ii) above.

SECTION 8.07.       Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.  The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of the Bermuda courts in any Actions arising out of or relating to this Agreement or the Transactions, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court.  The consents to jurisdiction set forth in this Section 8.07 shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08.       Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.07 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  The parties hereto agree that, prior to the valid termination of this Agreement in accordance with Article VII, it will not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, while the Company shall have the right to seek (i) an injunction, specific performance or other equitable remedies and (ii) payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.03(c) and any amount pursuant to Section 7.03(e), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both (A) a grant of specific performance to cause the Equity Financing to be funded to fund the Merger (whether under this Agreement or the Equity Commitment Letter) or other equitable relief to cause the Merger Consideration to be paid and the Closing to occur, on the one hand, and payment of the Parent Termination Fee, on the other hand or (B) the payment of any monetary damages whatsoever, on the one hand, and the payment of the Parent Termination Fee, on the other hand.

SECTION 8.09.      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10.        Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o Global Energy & Power Infrastructure Funds
One Lafayette Place
Greenwich, CT 06830
Attention: Matt Raben
Email:  matthew.raben@blackrock.com

with copies (which shall not constitute notice) to:

BlackRock, Inc.
Office of the General Counsel
40 East 52nd Street, 19th Floor
New York, NY 10022
Attention:  Jelena Napolitano
Email:  legaltransactions@blackrock.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention:  Christopher R. May
Email:  cmay@stblaw.com

If to the Company, to:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece
Attention:  Alexandros Laios, General Counsel
Email:  alaios@gaslogltd.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
U.S.A.

Attention:  Erik R. Tavzel
Email:  etavzel@cravath.com

Attention:  D. Scott Bennett
Email:  sbennett@cravath.com

Attention: Andrew C. Elken
Email:  aelken@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11.         Severability.  If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto; provided, however, that the parties intend that the remedies and limitations thereon set forth in Section 7.03(d) and Section 8.08 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Person’s liability or obligations.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12.         Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.02(f).

“Action” means any legal or administrative proceeding, suit, investigation, arbitration or action.

“Additional Amount” has the meaning set forth in Section 2.04(b).

“Additional Rolling Shareholders” has the meaning set forth in Section 2.01(c).

“Adverse Recommendation Change” has the meaning set forth in Section 5.02(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations promulgated thereunder, the U.K. Bribery Act of 2010, or any other applicable Law relating to anti-bribery or anti-corruption of any jurisdiction in which the Company or any of its Subsidiaries conducts business or owns assets.

“Antitrust Laws” means all applicable antitrust and competition Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appraisal Withdrawal” has the meaning set forth in Section 2.04(c).

“Appraised Fair Value” has the meaning set forth in Section 2.04(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

“Bermuda Companies Act” has the meaning set forth in Section 1.01.

“Book-Entry Share” has the meaning set forth in Section 2.01(d).

“business day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 3.02(a).

“Certificate” has the meaning set forth in Section 2.01(d).

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 1.06.

“Closing Date” has the meaning set forth in Section 1.06.

“Code” has the meaning set forth in Section 2.02(g).

“Common Share” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.02(d).

“Company Award” means a Company Option, Company SAR, Company RSU Award or Company PSU Award, as applicable.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bye-Laws” means the Company’s Bye-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Financial Statements” has the meaning set forth in Section 3.05(b).

“Company Notice” has the meaning set forth in Section 5.02(d).

“Company Option” means an option to acquire a Common Share.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees of the Company or any of its Subsidiaries that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than any such employee pension benefit plan required by applicable Law.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA, (b) an employee pension plan within the meaning of Section 3(2) of ERISA, (c) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (d) an individual employment, consulting, severance, retention or other similar agreement between such Person and the Company or any of its Subsidiaries or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, paid time off, severance, retention, change in control or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority, or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company PSU Award” means a restricted stock unit award with respect to a Common Share that remains subject to performance-based vesting conditions.

“Company Related Parties” has the meaning set forth in Section 7.03(d).

“Company Rights” has the meaning set forth in Section 3.02(b).

“Company RSU Award” means a restricted stock unit award with respect to a Common Share that is not a Company PSU Award.

“Company SAR” means a stock appreciation right with respect to a Common Share.

“Company SEC Documents” has the meaning set forth in Section 3.05(a).

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Share Plan” means the GasLog Ltd. 2013 Omnibus Incentive Plan as may be amended or restated from time to time.

“Company Shareholders Meeting” has the meaning set forth in Section 5.04.

“Company Termination Fee” has the meaning set forth in Section 7.03(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.08.

“Consent” means any consent, waiver, approval, clearance, order, license, Permit, order, non-objection, non-action, expiration of waiting periods or authorization.

“Contract” means any binding loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, capital lease, sale-leaseback, sublease, license, contract or other agreement, instrument, obligation or arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Judgment, guideline or recommendation promulgated by any relevant industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act.

“Dissenting Preference Shares” means Preference Shares held by a holder of Preference Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of the Preference Shares to require appraisal of their Preference Shares pursuant to the Bermuda Companies Act and (c) did not fail to perfect such right to appraisal or deliver an Appraisal Withdrawal.

“Dissenting Shares” means Common Shares held by a holder of Common Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act and (c) did not fail to perfect such right to appraisal or deliver an Appraisal Withdrawal.

“Economic Sanctions” has the meaning set forth in Section 3.09(b).

“Effective Time” has the meaning set forth in Section 1.02.

“Environmental Laws” has the meaning set forth in Section 3.13.

“Environmental Permits” has the meaning set forth in Section 3.13.

“Equity Commitment Letter” has the meaning set forth in Section 4.05(a).

“Equity Financing” has the meaning set forth in Section 4.05(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.11(e).

“Evercore” has the meaning set forth in Section 3.18.

“Exchange Act” has the meaning set forth in Section 3.04.

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Filed Company SEC Documents” has the meaning set forth in Article III.

“Filed Partnership SEC Documents” has the meaning set forth in Article III.

“Filed SEC Documents” has the meaning set forth in Article III.

“Foreign Plan” means any Company Plan that is maintained (a) pursuant to or is subject to the Laws of a country other than the United States or (b) primarily for the benefit of employees of the Company or any of its Subsidiaries working outside of the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Government Official” means, without limitation, any officer or employee of a Governmental Authority, custom official, political party official, candidate for political office, official of any public international organization, employee or Affiliate of an enterprise that is owned, sponsored, or controlled by any Governmental Authority, and any other position as defined under Anti-Bribery Laws.

“Governmental Approvals” has the meaning set forth in Section 3.04.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity or any agency, department, division, commission or political subdivision thereof, whether federal, national, provincial, state, local or multinational.

“Guarantee” has the meaning set forth in Section 4.06.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Materials” means any chemical, material, substance or waste that is defined, regulated or classified under or pursuant to, or for which liability or standards of conduct are imposed pursuant to, Environmental Laws, including petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde, foam insulation, infectious wastes, polychlorinated biphenyls, radon gas, toxic mold, greenhouse gases regulated under Environmental Law, radioactive substances, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs), and chlorofluorcarbons and all other ozone-depleting substances.

“Hook Share” has the meaning set forth in Section 2.01(b).

“IFRS” has the meaning set forth in Section 3.05(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to:  any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application and patent right; any trademark, trademark registration, trademark application, service mark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright, copyright registration, copyright application and database rights; any internet domain name or social media handles; and any trade secret, know-how and other information of a proprietary nature.

“Intervening Event” has the meaning set forth in Section 5.02(g).

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture Contracts” has the meaning set forth in Section 3.23.

“Joint Venture Entity” has the meaning set forth in Section 3.02(e).

“Judgment” has the meaning set forth in Section 3.07.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter, after due inquiry of their direct reports and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12 of the Parent Disclosure Letter, after due inquiry of their direct reports.

“Laws” has the meaning set forth in Section 3.08(a).

“Leased Vessels” has the meaning set forth in Section 3.20(a).

“Liens” means any pledges, liens, charges, mortgages, encumbrances, deeds of trust, conditions, covenants, restrictions, options, rights of first refusal or offer, conditional sales or other title retention agreements, adverse claims of ownership or use, easements, encroachments, third-party rights, leases, licenses, hypothecations or security interests of any kind or nature.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands, Liberia and Bermuda) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments, (a) would prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions in accordance with the terms of this Agreement or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, in the case of clause (b), no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (i) any change or condition affecting any industry in which the Company or any of its Subsidiaries operates, including the shipping, marine shipping, LNG, LNG shipping and oil and gas industries (including, in each case, any changes in the operations thereof); (ii) any economic, legislative or political condition, including any government shutdown or the results of any election, or any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area, including changes in interest or exchange rates, monetary policy or inflation; (iii) any failure in and of itself by the Company or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account by clauses (i)–(ix) of this definition); (iv) the announcement, execution or delivery of this Agreement or the pendency of the Merger (other than for purposes of the representations and warranties contained in Section 3.03(d) and Section 6.02(a) to the extent related to such representations and warranties), including (A) any action taken by the Company or any of its Subsidiaries that is consented to in writing by Parent or Merger Sub, (B) any shareholder litigation arising out of or related to this Agreement, (C) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (D) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (v) any change in and of itself in the market price, credit rating or trading volume of shares of Common Shares on the New York Stock Exchange or any change affecting the ratings or the ratings outlook for the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent such underlying facts or occurrences are not otherwise excluded from being taken into account by clauses (i)–(ix) of this definition); (vi) any change in applicable Law, regulation or IFRS (or authoritative interpretation thereof); (vii) social unrest, riots, protests, geopolitical conditions, the outbreak or escalation of hostilities, any act of war, cyberattack, sabotage or terrorism, or any escalation or worsening of any such act of war, cyberattack, sabotage or terrorism threatened or underway as of the date of this Agreement (except that any damage or  destruction of any Vessels of the Company and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); (viii) the occurrence or worsening of any pandemic, epidemic, public health emergency or disease outbreak (including COVID-19) or (ix) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural or manmade disaster or severe weather-related event, circumstance or development (except that any damage or destruction of  any Vessels of the Company and its Subsidiaries may be deemed to constitute, or be taken into account in determining whether there has or will be, a Material Adverse Effect to the extent that losses resulting therefrom are not covered by insurance); provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (i), (ii), (vi), (vii), (viii) and (ix) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (i)–(ix) of this definition).

“Material Contract” has the meaning set forth in Section 3.16(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Application” has the meaning set forth in Section 1.02.

“Merger Consideration” has the meaning set forth in Section 2.01(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Share” has the meaning set forth in Section 2.01(a).

“Merger Sub Shareholder Approval” has the meaning set forth in the Recitals.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

“Newbuildings” has the meaning set forth in Section 3.16(a)(vii).

“Notice Period” has the meaning set forth in Section 5.02(d).

“Outside Date” has the meaning set forth in Section 7.01(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent GP” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means, with respect to Parent and Merger Sub, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, with all other facts, circumstances, effects, changes, events or developments would prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms of this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.03(d).

“Parent Termination Fee” has the meaning set forth in Section 7.03(c).

“Partnership” means GasLog Partners LP, a Marshall Islands Limited Partnership.

“Partnership Board” means the Board of Directors of the Partnership.

“Partnership Financial Statements” has the meaning set forth in Section 3.22(c).

“Partnership SEC Documents” has the meaning set forth in Section 3.22(b).

“Partnership Units” has the meaning set forth in Section 3.22(a).

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payments” means anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services and business meals, and also includes event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations.

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained on the most recent Company Financial Statements in accordance with IFRS, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to outstanding indebtedness so long as there is no default under such indebtedness, (d) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) licenses (including nonexclusive licenses of Intellectual Property) granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (f) Liens created by or through the actions of Parent or any of its Affiliates, (g) transfer restrictions imposed by applicable Law, (h) Liens on Vessels for crews’ wages and salvage, for claims covered by insurance and for maritime liens arising in the ordinary course of business which secure obligations not yet due or payable or not more than 30 days overdue, and (i) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing or intended use of the asset or property affected by such Lien or imperfection.

“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority or any group comprised of two or more of the foregoing.

“Preference Shares” has the meaning set forth in the Recitals.

“Proxy Statement” has the meaning set forth in Section 5.03(a).

“Public Shareholders” means all of the holders of the issued and outstanding Common Shares, excluding Parent, Merger Sub, the Rolling Shareholders, the Additional Rolling Shareholders and their respective Affiliates. For purposes of this definition only, “Rolling Shareholders” shall also include each immediate family member (as defined in Item 404 of Regulation S-K under the Securities Act) of any Rolling Shareholder and any trust or other entity (other than the Company) in which any Rolling Shareholder or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary, equity or other financial interest.

“Registrar” has the meaning set forth in Section 1.02.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, whether intentional or unintentional.

“Representatives” means, with respect to any Person, its officers, directors, equityholders, employees, agents, financial advisors, investment bankers, attorneys, accountants, consultants and other advisors and representatives.

“Required Shareholder Approvals” has the meaning set forth in Section 3.03(e).

“Required Third-Party Consents” has the meaning set forth in Section 5.05(c).

“Restraints” has the meaning set forth in Section 6.01(b).

“Rolling Shareholders” has the meaning set forth in the Recitals.

“Rollover Agreement” has the meaning set forth in the Recitals.

“Rollover Share” has the meaning set forth in Section 2.01(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.05(d).

“Schedule 13E-3” has the meaning set forth in Section 5.03(a).

“SEC” has the meaning set forth in Section 3.04.

“Securities Act” has the meaning set forth in Section 3.02(c).

“Shareholder Agreement” means the form of Shareholder Agreement, among the Company, Parent and the Rolling Shareholders, attached as Exhibit B to the Rollover Agreement and to be duly executed and delivered at the Closing.

“Significant Customer” has the meaning set forth in Section 3.24.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Specified Rollover Obligations” has the meaning set forth in Section 6.02(b).

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, the Partnership and its Subsidiaries constitute Subsidiaries of the Company and its Subsidiaries, as applicable.

“Superior Proposal” has the meaning set forth in Section 5.02(i).

“Surviving Company” has the meaning set forth in Section 1.01.

“Surviving Company Organizational Documents” has the meaning set forth in Section 1.04.

“Surviving Company Preference Shares” has the meaning set forth in Section 2.01(e).

“Surviving Company Shares” has the meaning set forth in Section 2.01(a).

“Takeover Law” has the meaning set forth in Section 3.15.

“Takeover Proposal” has the meaning set forth in Section 5.02(h).

“Tax” means all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, profits, social security (or similar, including FICA), unemployment, disability, registration, value added, alternative or add-on minimum, estimated and franchise taxes, and any other tax of any kind or any charge of any kind, in each case, in the nature of taxes, imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed with respect to such amounts, whether or not disputed.

“Tax Returns” means all reports, returns, declarations, claims for refunds, statements or other information supplied or required to be supplied to a Governmental Authority relating to Taxes or any amendment thereof or schedule or attachment thereto.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the Statutory Merger Agreement and the Rollover Agreement, including the Merger and, in the case of Parent and Merger Sub, the Equity Financing.

“Transfer Taxes” has the meaning set forth in Section 5.06.

“Triggering Takeover Proposal” has the meaning set forth in Section 7.03(a)(i).

“Vessels” has the meaning set forth in Section 3.20(a).

“Wholly Owned Vessels” has the meaning set forth in Section 3.20(a).

“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

SECTION 8.13.        Fees and Expenses.  Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.14.        Interpretation.

(a)  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “made available to Parent”, “delivered to Parent” and words of similar import refer to documents (A) posted to the “Project Crown” data room hosted by Merrill Datasite by or on behalf of the Company on or prior to 6:00 pm prevailing Eastern Time on the day immediately prior to the date of this Agreement or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives prior to the entry into this Agreement.  All accounting terms used and not defined herein shall have the respective meanings given to them under IFRS.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.15.       No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly named as parties hereto, except for claims that the Company may assert in accordance with the Guarantee or Equity Commitment Letter.  No Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith (other than the right of the Company to seek specific performance of the Equity Commitment Letter in accordance with the terms thereof and claims by the Company against the Guarantor under (and subject to the limitations of) the Guarantee).  Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the right of the Company to seek to cause specific performance by Parent of the Equity Commitment Letter in accordance with the terms thereof and claims by the Company against the Guarantor under (and subject to the limitations of) the Guarantee).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GASLOG LTD.
by
/s/ Paul A. Wogan
Name: Paul A. Wogan
Title: Director & CEO

[Signature Page to Agreement and Plan of Merger]

2

GEPIF III CROWN BIDCO L.P. By: GEPIF III (GenPar), LLC, its general partner by
/s/ James Berner
Name: James Berner
Title: Managing Director

GEPIF III CROWN MERGERCO LIMITED
by
/s/ James Berner
Name: James Berner
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

THIS STATUTORY MERGER AGREEMENT is dated [●], 2021 (this “Agreement”)

BETWEEN:

(1)	GasLog Ltd., an exempted company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (hereinafter called the “Company”); and

(2)
GEPIF III Crown MergerCo Limited, an exempted company incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda (hereinafter called “Merger Sub”).

WHEREAS:

(A)
This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among, inter alios, Merger Sub and the Company, dated February 21, 2021 (the “Agreement and Plan of Merger”); and

(B)
Merger Sub and the Company (together, the “Merging Companies”) have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger, merge with and into the Company in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), with the Company continuing as the Surviving Company.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Agreement and Plan of Merger.

2.	EFFECTIVENESS OF MERGER

(a)
The Merging Parties agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the combined undertaking, properties and liabilities of both Merging Companies shall vest in the Company as the surviving company consequent upon the Merger (the surviving company to be referred to in this Agreement as the “Surviving Company”).

(b)	The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Agreement and Plan of Merger.

(c)	The Merger shall become effective at the time on the Closing Date shown on the Certificate of Merger issued by the Registrar of Companies in accordance with Section 109(2) of the Companies Act.

3.	NAME OF SURVIVING COMPANY

 The name of the Surviving Company shall be GasLog Ltd.

4.	MEMORANDUM OF ASSOCIATION

At the Effective Time, pursuant to the Merger, the memorandum of association of the Surviving Company shall be the memorandum of association of the Company immediately prior to the Effective Time as set forth in Annexure A attached to this Agreement.

5.	BYE-LAWS

At the Effective Time, pursuant to the Merger, the bye-laws of the Company shall be amended to read in their entity as set forth in Annexure B attached to this Agreement, and, as so amended, shall be the bye-laws of the Surviving Company.

6.	DIRECTORS AND OFFICERS

The directors of the Company in office immediately prior to the Effective Time whose names and addresses are set out below shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are elected and qualified, as the case may be:

NAME	ADDRESS
[Name]	[Address]
[Name]	[Address]
[Name]	[Address]
[Name]	[Address]

The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are elected or appointed and qualified, as the case may be.

7.	CONVERSION OF SECURITIES
At the Effective Time, by virtue of the Merger and without any action on the part of Merging Companies or the holder of any equity thereof:

(a)
each common share, par value $1.00 per share, of Merger Sub (each, a “Merger Sub Share”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become a number of authorized, validly issued, fully paid and nonassessable common shares, par value $0.01 per share, of the Surviving Company (the “Surviving Company Shares”) equal to (i) the number of Common Shares outstanding immediately prior to the Effective Time (other than Hook Shares and Rollover Shares)

 divided by (ii) the number of Merger Sub Shares issued and outstanding as of immediately prior to the Effective Time;

(b)
all Common Shares that are owned by the Company as treasury shares shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor;

(c)
each Common Share issued and outstanding immediately prior to the Effective Time and owned by any direct or indirect wholly owned Subsidiary of the Company (each, a “Hook Share”) shall not represent the right to receive the Merger Consideration and shall instead remain outstanding as one authorized, validly issued, fully paid and nonassessable Surviving Company Share;

(d)
each Common Share issued and outstanding immediately prior to the Effective Time and owned by any Rolling Shareholder or the Additional Rolling Shareholders (each, a “Rollover Share”) shall not represent the right to receive the Merger Consideration and shall remain outstanding as one authorized, validly issued, fully paid and nonassessable Surviving Company Share;

(e)
subject to paragraphs (b), (c), (d) and (g), each Common Share that is issued and outstanding immediately prior to the Effective Time, other than (i) any Rollover Share, (ii) any Hook Share or (iii) any Common Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration; all such Common Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each  holder of a Certificate or a Book-Entry Share evidencing such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any other payments as set out in the Agreement and Plan of Merger;

(f)
each share of the Company’s 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (a “Preference Share”) shall remain outstanding as a preference share of the Surviving Company (a “Surviving Company Preference Share”) and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the certificate of designations of such existing preference shares;

(g)
all Dissenting Shares shall automatically be canceled (but shall not entitle their holders to receive the Merger Consideration) and, without any further action on the part of the Merging Companies) or the holder of such Dissenting Share, automatically converted into the right to receive the fair value of such Dissenting Shares as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) from the Surviving Company by payment made to the holder of the Dissenting Shares within one month after such Appraised Fair Value is finally determined pursuant to such statutory appraisal procedure; and

(h)	all holders of Dissenting Preference Shares shall, unless otherwise required by applicable law, shall be entitled to retain such Dissenting Preference Shares as Surviving Company

Preference Shares, and any holder of Dissenting Preference Shares shall, in the event that the fair value of a Dissenting Preference Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the value of such Surviving Company Preference Shares, be entitled to receive such difference in addition to the Surviving Company Preference Shares from the Surviving Company.

8.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	NOTICES

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

IF TO MERGER SUB, TO:

c/o Global Energy & Power Infrastructure Funds
One Lafayette Place
Greenwich, CT 06830
Attention: Matt Raben
Email:  matthew.raben@blackrock.com

with copies to:

BlackRock, Inc.
Office of the General Counsel
40 East 52nd Street, 19th Floor
New York, NY 10022
Attention:  Jelena Napolitano
Email:  legaltransactions@blackrock.com

and

Wakefield Quin Limited
Victoria Place, 31 Victoria Street,
Hamilton, HM10
Bermuda

Attention:      Ian Stone
Email:             istone@wq.bm

IF TO COMPANY, TO:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece

Attention:  Alexandros Laios, General Counsel
Email:  alaios@gaslogltd.com

with copies to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
U.S.A.

Attention:  Erik R. Tavzel
Email:  etavzel@cravath.com

Attention:  D. Scott Bennett
Email:  sbennett@cravath.com

Attention:  Andrew C. Elken
Email:  aelken@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.

Signature Page Follows

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of
GEPIF III CROWN MERGERCO LIMITED

By:

Name:

Title:

Witnessed:

By:

SIGNED for and on behalf of
GASLOG LTD.

By:

Name:

Title:

Witnessed:

By:

ANNEXURE A
SURVIVING COMPANY MEMORANDUM OF ASSOCIATION

ANNEXURE B
SURVIVING COMPANY BYE-LAWS

EXHIBIT B

SURVIVING COMPANY BYE-LAWS

BYE-LAWS

OF

GASLOG LTD.

(Adopted pursuant to a merger effective the Merger Effective Date)

Bermuda office
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

Capitalisation of Profits	27

Record Date	27

Accounting Records and Tax Matters	28

Service of Notices and Documents	28

Indemnity, Insurance, and Liability	29

Continuation	31

Precedence	31

Alteration of Bye-Laws	31

SCHEDULE 1	32

Existing Shareholders	32

SCHEDULE 2	33

BYE-LAWS

OF

GASLOG LTD.

(Adopted pursuant to a merger effective the Merger Effective Date)

INTERPRETATION

1.	In these Bye-Laws, the following terms shall have the following meanings unless the context otherwise requires:

Action: any legal or administrative proceeding, suit, investigation, arbitration or action;

Affiliate: as to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

Affiliated Fund: with respect to any specified person, any Fund or co-investment vehicle that is an Affiliate of such person or that is advised by the same investment advisor as such person or by an Affiliate of such investment advisor or such person;

Auditor: the auditors for the time being of the Company;

BHL: Blenheim Holdings Ltd.

Board: the Directors of the Company appointed or elected pursuant to the Shareholders’ Agreement and acting by resolution as provided for in the Companies Acts and in accordance with the Shareholders’ Agreement or the Directors present at a meeting of Directors at which there is a quorum;

business day: a day except a Saturday, a Sunday or other day on which banks in the City of New York or Bermuda are authorized or required by law to be closed;

Certificate of Designation of Series A Preference Shares:  the certificate attached as Schedule 2 to the Bye-laws;

Common Shares: the class of Shares par value US$0.01 each designated as “Common Shares” in the share capital of the Company;

Companies Acts: every Bermuda statute from time to time in force insofar as the same applies to the Company;
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Company: the above named company, being the surviving company consequent upon the merger of GasLog Ltd. and GEPIF III Crown MergerCo Limited on the Merger Effective Date;

Directors: any person duly elected or appointed as a director of the Company, or alternate director and any person occupying the position of director of the Company by whatever name called;

Electronic Record: has the same meaning as in the Electronic Transactions Act 1999;

Existing Shareholders: each of the existing Shareholders of the Company listed on Schedule 1;

Fund: a private equity, infrastructure or other investment fund (including a co-invest vehicle);

Governmental Authority: any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental or any agency, department, division, commission or political subdivision thereof, whether federal, national, provincial, state, local or multinational;

Indemnified person: any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (including anyone previously acting in such capacity), and his heirs, executors and administrators, personal representatives or successors or assigns;

Initial Public Offering: any offering of Shares pursuant to a registration statement filed in accordance with the Securities Act after the Merger Effective Date;

Merger Effective Date: the effective date listed in the Certificate of Merger issued by the Bermuda Registrar of Companies in respect of the merger of Gaslog Ltd. and GEPIF III Crown MergerCo Limited;

New Investor: GEPIF III Crown Bidco L.P.;

Officer: a person appointed by the Board pursuant to these Bye-Laws and the Shareholders’ Agreement but shall not include the Auditor;

Register: the register of Shareholders to be kept in accordance with the Companies Acts maintained by the Company in Bermuda;

Registered Office: the registered office for the time being of the Company in Bermuda;

Reserved Matters: the actions of the Company requiring the consent of the New Investor and BHL pursuant to Annex A to the Shareholders’ Agreement;
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Resident Representative: (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution: a resolution of a general meeting passed by a majority of the Shareholders entitled to vote present in person or by proxy at the meeting, or a written resolution adopted by all the Shareholders in accordance with the Companies Acts and these Bye-laws;

Seal: the common seal of the Company (if any) and includes every authorised duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

Securities Act: the Securities Act of 1933 of the United States and the rules and regulations promulgated thereunder;

Series A Preference Shares: the series of 8.75% Series A Preference Shares or par value US$0.01 each in the share capital of the Company, having attached to it the rights, qualifications, limitations and restrictions as set out in the Certificate of Designation of Series A Preference Shares;

Share: a share in the capital of the Company and includes stock, treasury shares and a fraction of a share/stock;

Shareholder: has the same meaning as “member” in the Companies Acts;

Shareholders’ Agreement: the shareholders’ agreement dated the Merger Effective Date by and among the New Investor, the Existing Shareholders, and the Company, as may be amended, restated, amended and restated, supplemented or otherwise modified in any way from time to time, and all annexures, schedules or addendums thereto;

SHA Shareholder: a Shareholder party to the Shareholders’ Agreement;

these Bye-Laws: the bye-laws of the Company in their present form; and

Transfer or Transferred: (a) any direct or indirect transfer, sale, gift, assignment, exchange, or any other disposition (whether voluntary or involuntary or by operation of law) of any Common Shares (or any interest (pecuniary or otherwise) therein or rights thereto) beneficially owned by any Shareholder, including pursuant to the creation of a derivative security or (b) in respect of any such Common Shares or interest therein, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Common Shares or interest, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For the avoidance of doubt, a grant of or existence of a security interest or Lien over any Common Shares which is required by any bank or financial institution, and any enforcement of remedies in respect thereof, shall not be deemed to be a “Transfer” hereunder.
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1.1
For the purposes of these Bye-Laws, a corporation which is a Shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative(s) is/are present.

1.2
For the purposes of these Bye-Laws, a corporation which is a Director shall be deemed to be present in person at a meeting of the Board if a person authorised to attend on its behalf is present, and shall be deemed to discharge its duties and carry out any actions required under these Bye-Laws and the Companies Acts, including the signing and execution of documents, deeds and other instruments, if a person authorised to act on its behalf so acts.

1.3	Words importing the singular number include the plural number and vice versa.

1.4	Words importing the masculine gender include the feminine gender.

1.5
Words importing persons include any individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority, or any group comprised of two or more of the foregoing.

1.6	Any reference to writing includes all modes of representing or reproducing words in a visible form, including in the form of an Electronic Record.

1.7	Unless the context otherwise requires, words and expressions defined in the Companies Acts bear the same meanings in these Bye-Laws.

1.8	Headings are used for convenience only and shall not affect the construction of these Bye-Laws.

1.9
For the purposes of these Bye-Laws, the wording “subject to the Shareholders’ Agreement” (or similar phrases) shall mean “subject to, and accordance with the terms of, the Shareholders’ Agreement and subject to any Reserved Matters”.

GENERAL MEETINGS

2.
Save and to the extent that the Company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by the Companies Acts, the Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint; provided that the Board shall hold a meeting at least once per calendar quarter. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than annual general meetings which shall be called special general meetings.

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NOTICE OF GENERAL MEETINGS

3.
Subject to bye-laws 138 to 141 inclusive, at least ten (10) clear days’ notice in writing (exclusive of the day on which the notice is served or deemed to be served, and of the day for which the notice is given) shall be given of any annual general meeting and a special general meeting shall be called by not less than five (5) days’ notice in writing. Every notice shall specify the place, day and hour of the meeting and, in the case of special general meetings, the general nature of the business to be considered, and shall be given in the manner provided in these Bye-Laws or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company.

4.	Notwithstanding that a general meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting, by all the Shareholders entitled to attend and vote thereat;

(b)
in the case of any other general meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the Shares giving that right.

5.
The accidental omission to give notice of a meeting to, or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at any meeting.

6.
Except where a general meeting has been requisitioned by a Shareholder in accordance with the Act or pursuant to these Bye-laws, the Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

PROCEEDINGS AT GENERAL MEETINGS

7.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as herein otherwise provided, at least two Shareholders present in person or by proxy and entitled to vote, one of which shall be the New Investor, and one of which shall be BHL, shall be a quorum.

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8.
If within (5) five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting shall be adjourned to such other day and such other time and place as the chairman of the meeting may determine (provided that if the meeting was convened upon requisition by Shareholders, such adjourned date shall not be more than ten (10) days after the date originally appointed for the meeting) and at such adjourned meeting one Shareholder present in person or by proxy and entitled to vote shall be a quorum. The Company shall give not less than five (5) days’ notice in writing of any meeting adjourned through want of a quorum and such notice shall state that the one Shareholder present in person or by proxy (whatever the number of Shares held by them) and entitled to vote shall be a quorum.

9.
Any Director or, having delivered a written notice upon the Registered Office requiring that notices of meetings be sent to him or it, the Resident Representative shall be entitled to attend and speak at any general meeting of the Company.

10.
The Chairperson shall preside as chairman at every general meeting of the Company. If there is no such Chairperson, or if at any meeting he is not present within five (5) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to act or, if only one Director is present, he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chairman.

11.
The chairman may, with the consent by resolution of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

12.
Save where a greater majority is required by the Companies Acts, the terms of the Shareholders’ Agreement or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast by the holders of Common Shares.

13.
At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of Electronic Records, unless before or on the declaration of the result of the show of hands or count of votes received as Electronic Records, or on the withdrawal of any other demand for a poll, a poll is demanded in accordance with the provisions of the Companies Acts.

14.
Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as Electronic Records, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of that fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. The demand for a poll may be withdrawn by the person or any persons making it at any time prior to the declaration of the result of the poll.

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15.	If a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

16.
In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as Electronic Records or on a poll, the chairman of the meeting at which the show of hands or count of votes received as Electronic Records takes place or at which the poll is demanded, shall not be entitled to a second or casting vote and the resolution shall fail.

17.
A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

18.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

19.	On a poll votes may be cast either personally or by proxy.

20.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

21.
In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

22.
A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Shareholder for the purpose of the general meetings.

23.
No Shareholder, unless the Board otherwise determines, shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

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24.
No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Bye-Laws shall be referred to the chairman and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

25.
The instrument appointing a proxy or corporate representative shall be in writing under the hand of the Shareholder or his duly authorised attorney or if the Shareholder is a corporation, under the hand of its duly authorised representative. A proxy or corporate representative need not be a Shareholder.

26.
An instrument appointing a proxy or (if a corporation) representative may be in any usual or common form (or such other form as the Board may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy or (if a corporation) representative, which shall be valid for all general meetings and adjournments thereof or any written resolutions, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose.

27.
The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Shareholder is present in person or by specially appointed proxy. The Board may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Board determines that they have received such satisfactory evidence.

28.
A Shareholder may appoint a proxy which shall be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant Shares at any meeting of the Shareholders at which such holder is present. The Company shall give to the proxy holder notice of all meetings of Shareholders of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

29.
The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office of the Company or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution.

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30.
In default of any of the provisions in these Bye-Laws to deliver any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid and the decision of the chairman of any general meeting as to the validity of any appointments of a proxy shall be final.

31.
Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy or authorisation for use at that meeting or in connection with that written resolution.

32.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

33.
A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the general meeting, or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at or for which the instrument or proxy is used.

34.
Subject to the Companies Acts and the Shareholders’ Agreement, the Board may at its discretion waive any of the provisions of these Bye-Laws relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign written resolutions.

WRITTEN RESOLUTIONS OF SHAREHOLDERS

35.
Except in the case of the removal of Auditors or Directors, anything which, subject to the Shareholders’ Agreement, may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by written resolution, signed by the Shareholders (or the holders of such class of Shares) who at the date of the notice of the written resolution represent the majority of votes that would be required if the resolution had been voted on at a general meeting of the Shareholders. Such written resolution may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

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36.
Notice of any written resolution to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any written resolution to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that written resolution in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall be five (5) clear days. The date of the notice shall be set out in the copy of the written resolution.

APPOINTMENT AND REMOVAL OF DIRECTORS

37.
In accordance with the Shareholders’ Agreement, the Existing Shareholders shall be entitled to designate one of the Directors to serve as the Chairperson of the Board (Chairperson). Any such designation shall be made in writing to the Company and to the other Shareholders in accordance with the Shareholders’ Agreement.

38.
Subject to compliance with the Companies Acts, and these Bye-Laws the number of Directors shall be determined, and Directors shall be elected, appointed and removed in accordance with, the Shareholders’ Agreement.

REGISTER OF DIRECTORS AND OFFICERS

39.
The Board shall establish and maintain (or cause to be established and maintained) a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

40.	Subject to the Shareholders’ Agreement, the office of Director shall ipso facto be vacated if the Director:

(a)	resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board; or

(b)	becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Directors resolve that his office is vacated; or

(c)	becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally; or

(d)	if he is prohibited by law from being a Director or, in the case of a corporate Director, is otherwise unable to carry on or transact business; or
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(e)	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to the Shareholders’ Agreement.

ALTERNATE DIRECTORS

41.
Subject to the Shareholders’ Agreement, any Director may by writing appoint and remove any other Director, or other person willing to act, to be his alternate and remove his alternate so appointed by him. Such appointment or removal shall be by notice to the Registered Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served or on any later date specified in that notice and the alternate shall be notified of such appointment or revocation. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which his appointer ceases to be a Director. An alternate may also be a Director in his own right and may act as alternate to more than one Director.

42.
An alternate Director shall be entitled to receive notice of all meetings of the Directors, attend, be counted in the quorum, vote and act in such appointor’s place at every such meeting at which the appointing Director is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

43.
Subject to the Shareholders’ Agreement, these Bye-Laws (except as regards powers to appoint an alternate and remuneration) apply equally to the alternate as though he were the Director in his own right. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate to any written resolution of the Director or a committee there shall, unless the terms of the appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ FEES AND EXPENSES

44.
Subject to the Shareholders’ Agreement, the remuneration to be paid to the Directors, if any, shall be determined by the Company by Resolution or, in the absence of such a determination, by the Directors. The Company shall reimburse the Directors for all reasonable and documented out-of-pocket expenses incurred by each of them in attending meetings of the Board (or any committee thereof) and as necessary to oversee  the Company’s business consistent with this Agreement and the Board’s direction. The Directors may by Resolution approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Bye-Law.

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DIRECTORS’ INTERESTS

45.
Subject to the Shareholders’ Agreement, a Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

46.
A Director or officer may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer.

47.
Subject to the provisions of the Companies Acts and the Shareholders’ Agreement, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. Subject to the Shareholders’ Agreement, the Board may also cause the voting power conferred by the Shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

48.
Other than as provided in the Shareholders’ Agreement, so long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

49.
Other than as provided in the Shareholders’ Agreement, a Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

50.
Subject to the Companies Acts and any further disclosure required thereby and subject to the Shareholders’ Agreement, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

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POWERS AND DUTIES OF THE BOARD

51.
Subject to the provisions of the Companies Acts, these Bye-Laws and the Shareholders’ Agreement, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

52.
Subject to the Shareholders’ Agreement, the Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

53.
Subject to the Shareholders’ Agreement, the Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

54.
Subject to the Shareholders’ Agreement, the Board may from time to time appoint one or more of its Directors to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

55.
Subject to the Shareholders’ Agreement, Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

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56.
Subject to the Shareholders’ Agreement, the Directors may delegate any of the powers exercisable by them to any person or persons acting individually or jointly, as a committee or otherwise, as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers

PROCEEDINGS OF THE BOARD

57.
Subject to the Shareholders’ Agreement, the Board shall hold meetings at such times and at such places as shall from time to time be determined by the Chairperson, and shall be called on at least five (5) business days’ notice to each Director; provided, that (a) the Board shall hold a meeting at least once per calendar quarter and (b) a meeting of the Board shall be called by the Chairperson at the request of any Director. Notice of any meeting of the Board may be delivered to each Director personally in writing, by mail, by email or by any other means of written communication reasonably calculated to give notice. Notice of a meeting of the Board need not be given to any Director if a written waiver of notice, executed by such Director before or after such meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement.

58.
Subject to the Shareholders’ Agreement, at all duly called meetings of the Board (or a committee thereof), a majority of all of the Directors shall, subject to the Shareholders’ Agreement, constitute a quorum for the transaction of business. Directors may participate in any meeting of the Board (or a committee thereof) by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting; provided that, unless otherwise agreed by the Directors and subject to applicable law, at least one meeting of the Board per year will be held in‑person at the Company’s principal executive office. Each Director is expected to use reasonable best efforts to attend each meeting of the Board.  As used in these Bye-Laws, the phrase “all of the Directors” means, with respect to the Board, the entire Board then in office (and does not include any vacancies on the Board) and, with respect to any committee of the Company, all of the Directors then comprising the members of such committee in accordance with bye-law 63.

59.
If a quorum shall not be present at any meeting (or a committee thereof) of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, that notice shall be required to be given as to any reconvened meeting in accordance with bye-law 57.

60.	Except as provided otherwise in the Shareholders’ Agreement:

(a)	each Director shall be entitled to one vote; and
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(b)
no action shall be taken by the Board (or a committee thereof) without the affirmative vote of a majority of the Directors present in person or by proxy at any meeting of the Board at which a quorum is present.

61.
The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

62.
So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

63.
Subject to the Shareholders’ Agreement, the Board may establish one or more committees of the Board, with such powers and rights, and such composition, as may be determined by the Board from time to time, in each case acting pursuant to and in compliance with bye-laws 57 to 59 and 64.

64.
The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board or the terms of the Shareholders’ Agreement. Each Director shall be entitled to attend each meeting of any committee of the Board of which such Director is not a member and, upon request, to receive the same notices and documentation (including agenda, minutes, committee reports and any other documentation) for such meeting as are given to the Directors who are members of such committee.

65.
Any action required or permitted to be taken at a meeting of the Board (or a committee thereof) may be taken without a meeting and without a vote, if a consent or consents in writing (including by e-mail) setting forth the action so taken shall be given by all Directors. A copy of any action taken by written consent shall be furnished to each Director.

66.
To the extent permitted by law, a meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

67.
All acts done by any meeting of the Board or of a committee, or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid, or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

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OFFICERS

68.
Subject to the Shareholders’ Agreement, the Board may appoint Officers as they may from time to time consider necessary upon such terms as to duration of office, remuneration and otherwise as they may think fit. Officers need not be Directors and may be ascribed such titles as the Directors may decide and the Directors may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for any damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Directors.

69.	The provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

SECRETARY AND RESIDENT REPRESENTATIVE

70.
The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

71.
A provision of the Companies Acts, the Shareholders’ Agreement or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

SHARES AND SHARE RIGHTS

72.	As at the Merger Effective Date, the Company has an authorised share capital of US$5,000,000 divided into [495,400,000] Common Shares and [4,600,000] Series A Preference Shares.

73.
Subject to the Shareholders’ Agreement, the holders of Common Shares shall have the privileges, voting rights, participating, optional and other rights, qualifications, limitations and restrictions as specified in these Bye-Laws.

74.
The holders of Series A Preference Shares shall have the privileges, voting rights, participating, optional and other rights, qualifications, limitations and restrictions as specified in the Certificate of Designation of Series A Preference Shares.

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ISSUE OF SHARES

75.
The Board may (subject to the provisions of the Shareholders’ Agreement, these Bye-Laws, the memorandum of association and the Companies Acts), subject to and without prejudice to any rights attached to any existing Shares, offer, allot, grant options over or otherwise dispose of the unissued Shares (whether forming part of the original capital or any increased capital) with or without preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividends or other forms of distribution, voting, return of capital or otherwise, and to such persons and on such terms and conditions and for such consideration, and at such times as they think fit, provided no Share shall be issued at a discount (except in accordance with the provisions of the Companies Acts).

76.	Subject to the Shareholders’ Agreement and the Companies Acts, any preference Shares may, with the sanction of a resolution of the Board, be issued on terms:

(a)	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)	that they are liable to be redeemed at the option of the Company; and/or,

(c)	if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to but shall not form part of these Bye-Laws.

PURCHASE OF SHARES

77.
Subject to the Shareholders’ Agreement, the Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own Shares, to be held as treasury Shares or cancelled, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the Shares held by the Company as treasury Shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those Shares save as expressly provided for in the Companies Act.

78.
Subject to the provisions of these Bye-Laws, any Shares of the Company held by the Company as treasury Shares shall be at the disposal of the Board, which may hold all or any of the Shares, dispose of or transfer all or any of the Shares for cash or other consideration, or cancel all or any of the Shares.

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VARIATION OF SHARE RIGHTS

79.
If at any time the Share capital is divided into different classes of Shares, subject to the Shareholders’ Agreement and the Companies Acts, all or any of the special rights for the time being attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) (whether or not the Company is being wound up) may be varied or abrogated with the consent in writing of the holders of not less than seventy-five percent of the issued Shares of that class or with the sanction of a resolution passed by the holders of not less than seventy-five percent of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy any of the Shares of the relevant class, and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

80.
The rights conferred upon the holders of any Shares shall not, unless otherwise expressly provided in the rights attaching to such Shares, be deemed to be altered by the creation or issue of further Shares ranking pari passu therewith.

SHARE CERTIFICATES

81.
The Company shall be under no obligation to complete and deliver a Share certificate unless specifically called upon to do so by the person to whom the Shares have been issued. The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all.

82.
If a Share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.

83.
All certificates for Share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

NON-RECOGNITION OF TRUSTS

84.
Except as required by the Companies Acts, the Shareholders’ Agreement or these Bye-Laws, or under an order of a court of competent jurisdiction, no person shall be recognised by the Company as holding any Share upon trust and, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

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LIEN

85.
The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all monies (whether presently payable or not) called or payable, at a date fixed by or in accordance with the terms of issue of such Share in respect of that Share, and the Company shall also have a first and paramount lien on every Share (other than a fully paid up Share) standing registered in the name of a Shareholder, whether singly or jointly with any other person for all debts and liabilities of a Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Bye-Law. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

86.
The Company may sell, in such manner as the Board may think fit, any Share on which the Company has a lien, provided a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after a notice in writing has been given to the registered holder for the time being of the Share, demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment.

87.
The net proceeds of such sale shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists and as is presently payable, and any balance shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Shares prior to the sale) be paid to the person who was the registered holder of the Share immediately before such sale.

88.
For giving effect to any such sale, the Board may authorise any person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

89.
The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid Shares held by the Company as treasury Shares) in respect of any monies unpaid on their Shares (whether in respect of the par value of the Shares or premium and not, by the terms of issue thereof, made payable at a future date fixed by or in accordance with such terms of issue); and each Shareholder shall (subject to the Company serving upon him at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed by the Board as the Board may determine. A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

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90.	Payment of a call may be made by instalments at the discretion of the Board.

91.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

92.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day payment is due to the time of the actual payment at such rate as the Board may determine, but the Board may waive payment of such interest wholly or in part.

93.
Any sum payable in respect of a Share on issue or allotment or at any fixed date, whether in respect of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the relevant provisions as to payment of interest, forfeiture or otherwise of these Bye-Laws shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

94.	Subject to the Shareholders’ Agreement, the Board may issue Shares with different terms as to the amount and times of payment of calls.

FORFEITURE OF SHARES

95.
If a Shareholder fails to pay any call or instalment of a call by the date it becomes due and payable, the Board may, at any time thereafter while such call or instalment remains unpaid, give notice to the Shareholder requiring payment of the unpaid portion of the call or instalment, together with any accrued interest and expenses incurred by the Company by reason of such non-payment.

96.
The notice shall specify where and by what date (not being less than the expiration of fourteen days from the date of the notice) payment is to be made and shall state that if it is not complied with the Shares in respect of which the call was made will be liable to be forfeited. The Board may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references to these Bye-Laws to forfeiture shall include surrender.

97.
If such notice is not complied with, any Share in respect of which the notice was given may thereafter, before the payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board. Such forfeiture shall include all dividends declared, other distributions or other monies payable in respect of the forfeited Shares and not paid before the forfeiture.

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98.
A forfeited Share may be sold, re-allotted or otherwise disposed upon such terms and in such manner as the Board shall think fit, subject to the Shareholders’ Agreement, and at any time before a sale, re-allotment or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

99.
A person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him in respect of the Shares together with interest at such rate as the Board may determine from the date of forfeiture until payment, but his liability shall cease if and when the Company receives payment in full of all amounts due in respect of the Shares. The Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

100.
An affidavit in writing by a Director or Secretary of the Company that a Share has been duly forfeited on a specified date, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale, re-allotment or disposition thereof and the Board may authorise some person to execute a transfer of the Share in favour of the person to whom the Share is sold, re-allotted or otherwise disposed of, and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposition of the Share.

REGISTER OF SHAREHOLDERS

101.
The Board shall establish and maintain (or cause to be established and maintained) the Register at the Registered Office or at such other place determined by the Board in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any Share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any other provisions of these Bye-Laws.

TRANSFER OF SHARES

102.
No Common Shares may be Transferred unless such Transfer is made in accordance with the requirements of the Shareholders’ Agreement and these Bye-Laws, as may be applicable, and any purported Transfer in violation of the Shareholders’ Agreement or these Bye-Laws shall be null and void ab initio. The Company shall not record upon its books and shall decline any purported Transfer made in violation of these Bye-Laws or the Shareholders’ Agreement.

103.
The instrument of transfer of any Share shall be executed by or on behalf of the transferor and, where any Share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.

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104.
Subject to any applicable restrictions contained in the Companies Acts, the Shareholders’ Agreement and these Bye-Laws, Shares shall be transferred in any usual or common form approved by the Board. No such instrument shall be required on the redemption of a Share or on the purchase by the Company of a Share.

105.
Subject to the Shareholders’ Agreement, the Board may, in its absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share which is not a fully-paid Share. The Board may require reasonable evidence to show the right of the transferor to make the transfer.

106.	The Board may also decline to register any transfer unless:

(a)
the instrument of transfer is duly stamped (if required by law) and lodged with the Company, accompanied by the certificate for the Shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

(b)	the instrument of transfer is in respect of only one class of Share, and

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

107.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

108.	If the Board decline to register a transfer of Shares they shall send notice of the refusal to the transferee within one (1) month after the date on which the transfer was lodged with the Company.

109.
No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, stop notice, order of court or other instrument relating to or affecting the title to any Share, or otherwise making an entry in the Register relating to any Share.

110.
Notwithstanding anything to the contrary in these Bye-Laws, Shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and requirements of such exchange.

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111.
In the event an SHA Shareholder desires to Transfer all or any portion of its Common Shares in accordance with these Bye-Laws and the Shareholders’ Agreement, the Company shall, and shall cause its Subsidiaries to, and each SHA Shareholder shall, to the extent applicable, provide reasonable cooperation and assistance with respect to, and take all customary and other actions reasonably requested by such Transferring Shareholder or any potential acquirer, including (i) making the properties, books and records, and other assets of the Company and its Subsidiaries reasonably available for inspection by such potential acquirers and their representatives, (ii) establishing a physical or electronic data room including materials customarily made available to potential acquirers and their representatives in connection with such processes, (iii) making employees of the Company and its Subsidiaries reasonable available for presentations, site visits (if applicable), interviews and other diligence activities, including responding to diligence inquiries of a potential acquirer and its representatives, (iv) reasonably assisting in the acquisition of any debt financing to be secured by such potential acquirers, (v) reasonably assisting in the obtaining of any regulatory approvals or consents required to be obtained in connection with the transaction and (vi) reviewing the representations and warranties and disclosure schedules in respect of any purchase agreement and providing reasonable cooperation in connection with the obtaining of representation and warranty insurance by a potential acquirer, in each case subject to reasonable and customary confidentiality provisions

TRANSMISSION OF SHARES

112.
If a Shareholder dies, the survivor or survivors (where he was a joint holder), and the legal personal representative (where he was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share held by him, whether solely or jointly. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, if there is no such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

113.
Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Board as to his entitlement, either be registered himself as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Shareholder could have made. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the Shares, he shall signify his election by signing an instrument of transfer of such Shares in favour of his transferee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

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114.
A person becoming entitled to a Share in consequence of the death or bankruptcy of the Shareholder (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Board as to his entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he would be entitled if he were the holder of such Share. However, he shall not be entitled, until he becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Shareholder. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

115.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under these Bye-Laws.

INCREASE OF CAPITAL

116.
Subject to the Shareholders’ Agreement, the Company may from time to time by Resolution increase its Share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the Resolution shall prescribe.

117.
The Company may, by the Resolution increasing the capital, direct that the new Shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of Shares of any class or classes in proportion to the number of such Shares held by them respectively or make any other provision as to the issue of the new Shares.

118.
The new Shares shall be subject to the all the provisions of these Bye-Laws and the Shareholders’ Agreement with reference to the payment of calls, lien, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

119.	Subject to the Shareholders’ Agreement, the Board may from time to time:

(a)	divide the Company’s shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of the Company’s share capital into shares of larger par value than its existing shares;

(c)
sub-divide the Company’s shares or any of them into shares of smaller par value than is fixed by the Company’s memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(d)	make provision for the issue and allotment of shares which do not carry any voting rights;.

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120.	Subject to the Shareholders’ Agreement, the Company may from time to time by Resolution:

(a)
cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(b)	change the currency denomination of its share capital.

121.
Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the Shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

122.
Subject to the Companies Acts, the Shareholders’ Agreement and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference Shares into redeemable preference Shares.

REDUCTION OF CAPITAL

123.
Subject to the Shareholders’ Agreement, the Companies Acts, its memorandum of association and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued Share capital or any Share premium account in any manner.

124.
In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of Shares, those Shares to be affected.

DIVIDENDS AND OTHER PAYMENTS

125.	The Board shall declare all dividends and distributions in accordance with the requirements of the Shareholders’ Agreement.

126.
Subject to the Shareholders’ Agreement, the Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to the Bye-Laws relating to the capitalisation of profits, in paying up in full Shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

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127.	Except insofar as the rights attaching to, or the terms of issue of, any Share otherwise provide:

(a)
all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the Shares in respect of which the dividend or distribution is paid, and an amount paid up on a Share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the Share;

(b)
dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the Shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

128.
The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

129.	No dividend, distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

130.
Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of Shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the Shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

131.
Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the Share into a separate account shall not constitute the Company a trustee in respect thereof.

132.
The Board may also, in addition to its other powers, but subject to the Shareholders’ Agreement, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up Shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid Shares or debentures of any company without the sanction of a Resolution.

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133.
Where any difficulty arises in regard to any distribution under the last preceding Bye-Law, the Board may settle the same as they think expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RESERVES

134.
Subject to the Shareholders’ Agreement, the Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company, and pending such application may, in its discretion, be employed in the business of the Company or be invested in such manner as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

CAPITALISATION OF PROFITS

135.
Subject to the Shareholders’ Agreement, the Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any Share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any Shares in the Company held by such Shareholders respectively or in payment up in full of unissued Shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a Share premium account may be applied only in paying up of unissued Shares to be issued to such Shareholders credited as fully paid.

RECORD DATE

136.
Notwithstanding any other provisions of these Bye-Laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting and to vote at any general meeting. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

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ACCOUNTING RECORDS AND TAX MATTERS

137.
The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company's affairs and to show and explain its transactions and otherwise in accordance with the Companies Acts.

SERVICE OF NOTICES AND DOCUMENTS

138.
Any notice or other document (including but not limited to a Share certificate, any notice of a general meeting of the Company, any instrument of proxy and any records of account) may be sent to, served on or delivered to any Shareholder by the Company:

(a)	personally;

(b)	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

(c)	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

(d)
where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an Electronic Record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

(e)
by publication of an Electronic Record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods referenced above, in accordance with the Companies Acts.

In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

139.	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

(a)	if sent by personal delivery, at the time of delivery;

(b)	if sent by post, forty-eight (48) hours after it was put in the post;

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(c)	if sent by courier or facsimile, twenty-four (24) hours after sending;

(d)	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an Electronic Record by electronic means, twelve (12) hours after sending; or

(e)	if published as an Electronic Record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an Electronic Record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a Share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a Share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

140.
Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

141.
Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, alternate Director or Resident Representative pursuant to these Bye-Laws.

INDEMNITY, INSURANCE, AND LIABILITY

142.
Subject to the proviso below, every Indemnified person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses on a full indemnity basis properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

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143.	No Indemnified person shall be liable to the Company for acts, defaults or omissions of any other Indemnified person.

144.
To the extent that any Indemnified person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

145.
Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified person on account of any act or omission of such Indemnified person in the performance of his duties for the Company; PROVIDED HOWEVER, that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified person or to recover any gain, personal profit or advantage to which such Indemnified person is not legally entitled.

146.
The Company may advance moneys to any Indemnified person for the costs, charges, and expenses incurred by the Indemnified person in defending any civil or criminal proceedings against them, on condition and receipt of an undertaking in a form satisfactory to the Company that the Indemnified person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified person.

147.
The advance of moneys would not be paid unless the advance was duly authorized upon a determination that the indemnification of the Indemnified person was appropriate because the Indemnified person had met the standard of conduct which would entitle the Indemnified person to indemnification and further the determination referred to above must be made by a majority vote of the Board at a meeting duly constituted by a quorum of Directors not party to the proceedings in respect of which the indemnification is, or would be, claimed; or, in the case such meeting cannot be constituted by lack of disinterested quorum by an independent third party; or, alternatively, by a majority vote of the Shareholders.

148.
The Company shall purchase and shall use its commercially reasonable efforts to maintain director and officer liability insurance in such amounts and such limits as reasonably determined by the Board on behalf of any person who is or was a Director against any liability asserted against such Director or incurred by such Director in any capacity as such, whether or not the Company would have the power to indemnify such Director against that liability under these Bye-Laws.

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149.
No Shareholder, nor any Affiliate or Affiliated Fund of such Shareholder, shall have any liability as a result of electing or appointing a Director in accordance with the provisions of these Bye-Laws or for any act or omission by such Director in his or her capacity as a Director.

CONTINUATION

150.
Subject to the Companies Acts and the approval in writing of no less than 75% of the SHA Shareholders, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

PRECEDENCE

151.
To the fullest extent permitted by applicable law, in the event of any conflict between these Bye-Laws and the Shareholders’ Agreement, the Shareholders’ Agreement shall control; provided, that in any such case, the SHA Shareholders and the Company shall take, or cause to be taken, all necessary action as may be required to cause these Bye-Laws to be amended, as necessary, so that they do not at any time conflict with any provision of the Shareholders’ Agreement and they permit each SHA Shareholder to receive the benefits to which each such SHA Shareholder is entitled under the Shareholders’ Agreement.

152.
Each SHA Shareholder shall exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of the Shareholders’ Agreement and shall not exercise any rights conferred on such SHA Shareholder by these Bye-laws which are or may be inconsistent with such SHA Shareholder’s rights or obligations under the Shareholders’ Agreement.

153.
The Company shall not adopt any governance document, including any committee charters and any corporate governance or other similar board or committee policies, or enter into any agreements, contracts or other instruments inconsistent with the provisions of the Shareholders’ Agreement.

ALTERATION OF BYE-LAWS

154.	Subject to the Shareholders’ Agreement, these Bye-Laws may be amended from time to time in the manner provided for in the Act.

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SCHEDULE 1

Existing Shareholders

Shareholder
[SHAREHOLDER 1]
[SHAREHOLDER 2]
[SHAREHOLDER 3]

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SCHEDULE 2

Certificate of Designation of Preference Shares

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EXHIBIT C

SURVIVING COMPANY BOARD

1.	Peter G. Livanos
2.	Julian Metherell
3.	Anthony Papadimitriou
4.	James Berner
5.	Eduard Ruijs